EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.   [***]  INDICATES THAT INFORMATION HAS BEEN REDACTED.

LICENSE AGREEMENT

AMONG

TOMMY HILFIGER LICENSING, LLC,

MOVADO GROUP, INC.

AND

SWISSAM PRODUCTS LIMITED

___________________________________

Men’s AND women’s WATCHES and jewelry

________________

WORLDWIDE*

________________

JANUARY 1, 2020

___________________________________

*subject to certain exceptions as set forth in this Agreement

TABLE OF CONTENTS

Page

ARTICLE I. GRANT1

1.1License1

1.1.1E-Commerce Sales.2

1.1.2Quantities of Licensed Products.2

1.2Additional Right.2

1.2.1Jurisdictions.2

1.2.2Derivatives.2

1.3Reservations3

1.3.1E-Commerce and Retail Sales3

1.3.2Special Collections3

1.3.3Adaptive Products3

1.3.4License Strictly Limited.3

1.4Definitional Disputes.4

1.5Distributors5

ARTICLE II. LICENSE PERIOD5

2.1Initial License Period5

2.2Renewal License Period.5

ARTICLE III. ORGANIZATION6

3.1Organization.6

ARTICLE IV. APPROVALS7

4.1Approvals7

ARTICLE V. DESIGN AND MANUFACTURING7

5.1Seasonal Design, Time and Action Calendar..7

5.2Overall Commitment to Quality7

5.3Restricted Substance Limitations8

5.4Conflict Minerals8

5.5Cotton8

5.6Animal Welfare and Sustainable Materials8

5.7Additional CR Opportunities8

5.8Samples of Licensed Products.9

5.9Non-Conforming Products..9

5.10Withdrawal of Approval.9

5.11Assistance by THL10

5.12Ownership of Designs10

5.13Cost of Designs, Samples..11

5.14Standards11

5.15Manufacture of Licensed Products by Third Parties.11

5.15.1In General11

5.15.2Audit Requirement11

5.15.3Approval..12

5.15.4Use of Facility.12

5.15.5Termination of Facility.12

5.15.6Notices on Invoices13

i

5.16Anti-Counterfeiting Materials13

ARTICLE VI. BRAND DEVELOPMENT, SALES AND MARKETING13

6.1Best Efforts.13

6.2Sales and Deliveries.14

6.3Reporting.14

6.4Net Sales.15

6.5Minimum Sales.15

6.5.1Watches15

6.5.2Jewelry Products16

6.5.3Calculation of Sales.17

6.6Approved Customers.17

6.6.1Notice to Customers.17

6.6.2Off-Price Accounts..18

6.6.3Off-Price Cap Penalties19

6.7Prohibited Sales.19

6.8Unapproved and Prohibited Sales.19

6.8.1Generally19

6.8.2Penalty for Sales by Licensee or its Affiliates19

6.8.3By Distributors20

6.9Showroom20

6.10In-Store Shops/Fixtures20

6.11Warranty/Guarantee.20

6.12Products for THL, Licensed Stores and Licensed Sites20

6.12.1Products for THL’s Use20

6.12.2Purchases For THL’s Employees20

6.12.3Purchases By TH Outlets.20

6.12.4Purchases By TH Stores, TH Sites, Licensed Stores and Licensed Sites21

ARTICLE VII. ADVERTISING22

7.1Advertising Contribution.22

7.1.1Contribution for Watch Products22

7.1.2Contribution for Jewelry Products22

7.2Media Plan and Advertising Spending.23

7.2.1Media Plan 23

7.2.2THL’s Advertising Spend23

7.2.3Licensee’s Advertising Spending.24

7.2.4Incremental Expenditure..24

7.3Approval of Labels and Licensee’s Advertising.25

7.4Branded Shows.25

7.5Trade Shows.25

7.6Public Announcements.25

ARTICLE VIII. ROYALTIES AND RELATED FEES25

8.1Guaranteed Minimum Royalty.25

8.1.1Watch GMR.25

8.1.2Jewelry GMR.26

8.2Percentage Royalty..27

8.3Royalty Statements.28

8.4Merchandise Coordinator Program28

8.5No Set-Off28

ARTICLE IX. MANNER OF PAYMENT, INTEREST, BOOKS AND RECORDS, INSPECTION28

9.1Manner of Payment.28

9.2Interest on Late Payments.29

9.3Taxes29

9.4Books and Records29

9.5Underpayments30

9.6Financial Statements.30

ARTICLE X. REPRESENTATIONS AND WARRANTIES30

10.1Representations and Warranties of Licensee.30

10.2Representations and Warranties of THL30

ARTICLE XI. CONFIDENTIALITY AND HIRING OF EMPLOYEES31

11.1Confidentiality.31

11.2Hiring of Employees32

ARTICLE XII. TRADEMARKS AND COPYRIGHTS32

12.1Rights to the Trademarks..32

12.2Protecting the Trademarks32

12.3Compliance with Notice and Other Requirements32

12.4Ownership of Copyrights33

12.5Infringement33

12.6Counterfeit Protection.33

12.7Use of Other Trademarks.33

12.8Use of Trademarks on Invoices, etc34

12.9Monitoring.34

ARTICLE XIII. INSOLVENCY34

13.1Effect of Proceeding in Bankruptcy.34

13.2Rights Personal..34

13.3Trustee in Bankruptcy34

13.4Effect of THL Bankruptcy35

ARTICLE XIV. EXPIRATION AND TERMINATION35

14.1Other Rights Unaffected35

14.2Immediate Right of Termination of the License.35

14.3Termination With Notice and Right to Cure.36

14.3.1By THL36

14.3.2[***]37

14.4Effect of Termination.37

14.4.1Partial Termination.38

14.4.2Continued Compliance with Warranty..38

14.4.3Survival39

14.5Freedom to License.39

14.6Compensation.39

ARTICLE XV. INDEMNIFICATION AND INSURANCE39

15.1Indemnification by Licensee39

15.2Notice of Suit or Claim.40

15.3Indemnification by THL.40

15.4Insurance41

15.4.1Requirement.41

15.4.2Theft and Destruction Coverage41

15.4.3General Provision41

15.4.4Approved Carrier/Policy Changes42

15.4.5Evidence of Coverage42

15.4.6Territory42

ARTICLE XVI. COMPLIANCE WITH LAWS42

16.1Compliance with Laws.42

16.2Equitable Relief.42

16.3Anti-Bribery/Anti-Corruption.42

ARTICLE XVII. MISCELLANEOUS43

17.1Definitions43

17.2Notices.45

17.3Assignment.46

17.4No Sublicense Agreement Without Consent.46

17.5Assignment by THL..46

17.6No Agency.46

17.7Suspension of Obligations..46

17.8Benefit47

17.9Entire Agreement; Amendment47

17.10Non-Waiver.47

17.11Severability..47

17.12Headings..47

17.13Counterparts.47

17.14Governing Law47

17.15Jurisdiction47

17.16Construction48

EXHIBITS

EXHIBIT A	E-COMMERCE GUIDELINES
EXHIBIT B	ORGANIZATION CHART
EXHIBIT C	DESIGN, TIME AND ACTION CALENDAR
EXHIBIT D	RESTRICTED SUBSTANCE LIMITATIONS
EXHIBIT E	CONFLICT MINERALS POLICY
EXHIBIT F	“A SHARED COMMITMENT –REQUIREMENTS FOR SUPPLIERS, CONTRACTORS, BUSINESS PARTNERS” and “STATEMENT OF CORPORATE RESPONSIBILITY”
EXHIBIT G	APPROVED ACCOUNTS
EXHIBIT H	MANNER OF PAYMENT
EXHIBIT I	COMPETITORS

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of January 1, 2020 (the “Effective Date”), by and among TOMMY HILFIGER LICENSING LLC, a Delaware limited liability company, having an address at 285 Madison Avenue, New York, NY 10017 (“THL”), on the one hand, and MOVADO GROUP, INC., a New York corporation, having its offices at 650 From Road, Paramus, New Jersey 07652 (“MGI”), and SWISSAM PRODUCTS LIMITED, a Hong Kong corporation, having its offices at 29F Citicorp Centre, 18 Whitfield Road, North Point, Hong Kong (“SPL”, and together with MGI, “Licensee”), with reference to the following premises (each of THL and Licensee, a “Party” and collectively “Parties”).

WITNESSETH:

WHEREAS, THL is a subsidiary of PVH Corp. (“PVH”) and the owner throughout the world of the trademarks TOMMY HILFIGER, TOMMY, TOMMY JEANS and [flag/logo design] (together with such other trademarks as THL may from time to time approve in writing for Licensee to use hereunder, the “Trademarks”) which are famous and valuable and associated with substantial goodwill in connection with apparel and related products; and

WHEREAS THL and Licensee are parties to an Amended and Restated License Agreement dated as of September 16, 2009 (as previously amended, the “2009 Agreement”) which is scheduled to end on December 31, 2019, subject to further extension as provided in Section 3.3 of the 2009 Agreement;

WHEREAS the parties have agreed to terminate the 2009 Agreement effective as of December 31, 2019 and to enter this Agreement effective as of the Effective Date pursuant to which Licensee shall continue to have a license to use the Trademarks, on and in connection with the manufacture, importation, distribution, promotion, advertising and sale of men’s and women’s watches and jewelry (collectively, the “Products”) throughout the world, excluding all the jurisdictions listed on Schedule 1 hereto, unless and until THL expressly agrees to the inclusion  in the Territory of any such jurisdictions (the “Territory”) subject to the terms and conditions set forth herein.  Products bearing the Trademarks are hereinafter referred to as “Licensed Products.”  Capitalized terms listed in Section 17.1 are defined in the Sections set forth therein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I. GRANT

1.1License.  Subject to all of the obligations and conditions contained in this Agreement, THL hereby grants to MGI with respect to North, Central and South America (including the United States, its territories and possessions) and to SPL with respect to the remainder of the Territory, an exclusive license during the License Period, without the right to sublicense or assign, to use the Trademarks solely in the forms approved by THL for use by Licensee hereunder in connection with the importation, sale, distribution and promotion of the Licensed Products (i) on a wholesale basis in the Territory and (ii) on a retail basis in outlet stores operated by Licensee or an Affiliate of Licensee (“Movado Outlets”). In addition, Licensee may manufacture Licensed Products anywhere in the Territory. “Affiliates” of any Party means all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly, by such Party, or are under common control with such Party.

1.1.1E-Commerce Sales. Licensee shall have the right to sell, distribute and promote Licensed Products via commerce conducted on, made available through or facilitated by interactive or electronic media, whether now known or hereafter developed, including, without limitation, the Internet and on-line service providers, regardless of the means through which it is conducted (“E-Commerce”), on a website located at www.hourtime.com and/or any other website whose URL consists of “hourtime” followed by a different gTLD (e.g., www.hourtime.com.uk) (the “Hour Time Site”) provided that (i) Licensee shall at all times own and operate (either directly or through an Affiliate) the Hour Time Site; (ii) Licensee shall adhere to all reasonable instructions given by THL regarding: (a) the manner in which the Trademarks are used and the appearance of the Trademarks on such website; (b) the products that appear on the webpages featuring the Licensed Products; and (c) the content of all pages dedicated to Licensed Products; (iii) the Hour Time Site shall at all times conform with the guidelines set forth in Exhibit A hereto, as the same may be amended from time to time by THL (it being understood that if the Hour Time Site is not in compliance with a material guideline, in THL’s sole discretion, after reasonable notice from THL, Licensee shall no longer have the right to sell Licensed Products via the Hour Time Site); (iv) Licensee shall not sell or distribute Licensed Products outside of the Territory; (v) the Hour Time Site shall be operated in accordance with the prestige, image, value and distinctiveness of the Trademarks; and (vi) Licensee shall have full legal responsibility for the advertising, marketing, promotion and sale of Licensed Products on the Hour Time Site, including, without limitation, with respect to the collection of sales, use, VAT and similar taxes and the remittance thereof to the proper taxing authority and the inclusion of all legal disclosures required by applicable law.  Other than as expressly set forth herein, Licensee shall have no right to sell Licensed Products via E-Commerce, other than on a wholesale basis to approved retailers in the Territory.  For the sake of clarity, the foregoing does not prevent Approved Accounts that consist of etailers or are otherwise approved by THL to sell Licensed Products via E-Commerce, from selling Licensed Products via E-Commerce.

1.1.2Quantities of Licensed Products.  Licensee shall only produce and purchase Licensed Products in quantities that it reasonably believes will be sold during the License Period; for the avoidance of doubt, for the purposes of this Section 1.1.2 the term “License Period” does not include any renewal period unless the extension has gone into effect, or any Disposal Period.

1.2Additional Rights.

1.2.1Jurisdictions.  THL agrees that it shall notify Licensee if it desires to enter into a license arrangement for the distribution of the Licensed Products in any country other than those included in the Territory.  Licensee shall then have the right to submit a business plan to THL outlining its proposal for obtaining such a license, which THL shall consider reasonably and in good faith; provided, however, that THL’s decision whether to grant such license shall be final and binding; and, provided, further, that nothing stated herein shall be construed as an obligation for THL to grant Licensee any additional license for countries other than those included in the Territory.

1.2.2Derivatives.  THL agrees that it shall notify Licensee if it desires to enter into a license arrangement for the distribution of the Licensed Products bearing any derivative of the Trademarks (i.e., any mark that is a variation of the Trademark consisting of or containing “TOMMY” or “HILFIGER” or any mark derived from the foregoing, such as TH).  Licensee shall then have the right to submit a business plan to THL outlining its proposal for obtaining such a license, which THL shall consider reasonably and in good faith; provided, however, that THL’s decision whether to grant such license shall be final and binding; and, provided, further, that nothing stated herein shall be construed as an obligation for THL to grant Licensee any additional license for derivatives of the Trademarks other than those included in the definition of the Trademarks.

Reservations. THL reserves all rights in and to the Trademarks except as specifically granted herein including, without limitation, those rights set forth in this Section.  THL may exercise any of its rights, or authorize others to exercise such rights, at any time

.

1.3.1E-Commerce and Retail Sales.  THL and its Affiliates reserve the right to sell Licensed Products directly to consumers via retail stores and E-Commerce sites owned and operated by THL or its Affiliates.  If THL or its Affiliates wish to sell Licensed Products consisting of jewelry, under the HILFIGER COLLECTION label or as part of any special or global capsule collection or limited edition collection (collectively, “Special Collection Jewelry”) direct to consumers via such stores (“TH Stores”) or E-Commerce sites (“TH Sites”), THL or such Affiliates may purchase such Special Collection Jewelry from any supplier they choose, including Licensee, subject to the provisions of Section 1.3.2.  Licensee acknowledges and agrees that sales to THL or its Affiliates are subject to the pricing set forth in Section 6.12 hereof.  In addition, third parties authorized by THL or its Affiliates to operate retail stores named “Tommy Hilfiger”, “Hilfiger” or any derivate thereof (“Licensed Stores”) or to sell Licensed Products direct to consumers via E-Commerce sites operating under the name “Tommy Hilfiger”, “Hilfiger” or any derivative thereof (“Licensed Sites”) shall have the right to purchase Licensed Products from Licensee and to sell in such TH Stores or via such TH Sites, Special Collection Jewelry obtained from the same supplier used by THL.

1.3.2Special Collections. THL reserves the right to produce, import, distribute, promote, advertise and sell, Special Collection Jewelry at wholesale and via retail in limited distribution and quantities each Annual Period sourced from any supplier it chooses, and to authorize third parties to do the same.

1.3.3Adaptive Products. Licensee hereby acknowledges and agrees that THL shall at all times, including during the License Period, be permitted to manufacture, distribute, promote, advertise and sell in the Territory, at wholesale, including to Approved Accounts, and at retail, Licensed Products functionally adaptable to the needs of people with disabilities and bearing the Trademarks (“Adaptive Products”), and  sourced from any supplier it chooses, and to permit third parties to do the same. Notwithstanding the foregoing, prior to sourcing any such Adaptive Products from any supplier other than Licensee, THL shall notify Licensee and provide Licensee with a right of first opportunity to manufacture and supply such Special Collection Jewelry.  If, within 20 days of Licensee’s receipt of such notice, THL and Licensee are not able to reach an agreement in good faith with respect to the terms upon which Licensee shall supply such Adaptive Products, then THL shall be free to source such Adaptive Products from a third party

1.3.4License Strictly Limited.  Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Trademarks, it being understood and acknowledged by Licensee that all rights relating thereto are reserved by THL except for the rights specifically granted to Licensee in this Agreement.    In addition, no license is granted

hereunder for the manufacture, sale or distribution of the Licensed Products to be used for publicity purposes (other than publicity of the Licensed Products), in combination sales or as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising, such rights being specifically reserved for THL.

1.4Definitional Disputes.   Licensee acknowledges that due to the nature of the marketplace, the definition of Products may change or may not be amenable to precise delineation.  In addition, Licensee acknowledges that THL may have (now or in the future), other licensees within the Territory.  In the event of any dispute between Licensee and any other licensee of THL in the Territory with respect to whether particular merchandise is covered by one or the other of their respective licenses, or there is otherwise a dispute over the definition of Licensed Products, THL shall render a reasonable written determination which shall be conclusive and binding on Licensee.

1.5Distributors. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed that, notwithstanding anything to the contrary in Section 1.1.4 of the License Agreement, in the event Licensee wishes to sublicense to a third party (each, a “Distributor”) the right to distribute in the Territory Licensed Products made by or on behalf of Licensee the following conditions shall apply:

(a)THL must approve the Distributor, which consent may be withheld by THL in its reasonable discretion; it being acknowledged that THL shall be acting reasonably under this Section 1.1.4(a) if, by way of example and not intended as an exclusive list, it elects not to approve a Distributor that (1) is a direct competitor of THL, PVH or any of their Affiliates; (2) has had unfavorable business dealings with THL, PVH or any of their Affiliates, (3) in THL’s reasonable opinion, has a reputation that is not consistent with the image of the Trademarks; (4) in THL’s reasonable opinion, is not financially stable or likely to maintain financial stability for the remainder of the License Period; (5) in THL’s reasonable opinion, does not have sufficient experience to exploit the distribution agreement; or (6) distributes other products from suppliers or sells to retailers that, in THL’s reasonable opinion, are not reputable or that do not abide by the Standards.

(b)At all times during the term of the distribution agreement, the Distributor must be financially stable, have a suitable reputation, and have sufficient experience to be capable of exploiting the rights granted under the distribution agreement;

(c)The Distributor must execute a written distribution agreement, the form and substance of which has been approved in advance by THL in its reasonable discretion, which requires the Distributor to comply with and be bound by all of the provisions of this Agreement applicable to a distributor, including, without limitation, the provisions of Articles XII and XVI and Sections 5.14, 6.1, 6.6 (including Sections 6.6.1 and 6.6.2), 6.7, 6.11, 7.4, 9.4 and 11.1.  Notwithstanding the foregoing, a Distributor that is an Affiliate of Licensee need not execute a written distribution agreement; it being understood that Licensee shall be responsible to THL for such Affiliate’s performance and compliance with the applicable provisions of this Agreement;

(d)All amendments to the distribution agreement (other than those involving purely financial terms between Licensee and the Distributor) must be approved in advance by THL;

(e)Licensee shall not approve any Label or advertising, marketing or promotional materials submitted by Distributor unless such sample, Label or material shall have been approved by THL; provided, however, that Distributors shall be permitted to use all Labels, advertising, marketing and promotional materials that have been approved by THL hereunder for Licensee’s use;

(f)All trademark rights deriving from use of the Trademarks by the Distributor shall inure exclusively to THL and Licensee shall do all that is necessary to vest such trademark rights in THL;

(g)Licensee shall sell Licensed Products to Distributors at bona fide wholesale prices negotiated in arms’ length transactions;

(h)Licensee shall diligently monitor the actions of each Distributor in connection with the distribution of Licensed Products pursuant to the distribution agreement.  Licensee shall promptly inform THL of any material breach of the distribution agreement of which Licensee becomes aware, and THL shall have the right to require Licensee to terminate such distribution agreement with respect to Licensed Products in accordance with the terms thereof in the event the Distributor breaches the distribution agreement and such breach is of a type that would constitute a terminable breach hereunder if such breach were committed by Licensee;

(i)The distribution agreement shall immediately terminate in the event that Licensee no longer has the rights to distribute the applicable Licensed Products in the applicable jurisdiction;

(j)[***]; and

(k)THL shall be a third party beneficiary of all distribution agreements entered into during the License Period and shall have the right to exercise and enforce against Distributor those provisions of the distribution agreement that, in THL’s reasonable opinion, relate to the value, reputation or enforceability of the Trademarks, if Licensee fails to exercise such rights after reasonable notice from THL.  Nothing in the distribution agreement shall be deemed to give a Distributor any rights to make any claim against THL.

ARTICLE II. LICENSE PERIOD

2.1Initial License Period.  The license period shall commence on January 1, 2020 and shall end on December 31, 2024, unless sooner terminated as herein provided (the “Initial License Period”). Each calendar year during the License Period shall be referred to herein as an “Annual Period”.

2.2Renewal License Period.  This Agreement shall be extended for an additional five year period commencing on January 1, 2025 and ending on December 31, 2029 (the “Renewal License Period”; the Initial License Period and any Renewal License Period together are referred to as the “License Period”) provided that: (i) Licensee requests an extension by written notice to THL, received by THL not more than 15 months nor less than 12 months prior to the expiration of the Initial License Period; (ii) at the time it requests an extension and as of the end of the Initial License Period, Licensee is in compliance with the material terms and conditions of this Agreement and any related agreements, and shall have committed no material breach for the duration of the Initial License Period that shall remain unremedied to THL’s reasonable satisfaction; (iii) up to the time it requests an extension, Licensee shall have committed no more than three breaches of the material terms and conditions of this Agreement, whether or not such breaches were cured; (iv) Licensee submits a business plan for the Renewal License Period that THL approves in its reasonable discretion at least six months prior to the expiration of the Initial License Period; and (v) Licensee has achieved Minimum Sales for at least two Annual Periods prior to the fifth Annual Period (2024) and, as of the date the business plan for the Renewal License Period is approved, has projected and committed to achieving the Minimum Sales for the fifth Annual Period.  If any of the foregoing conditions are not satisfied, THL may replace Licensee by executing a new license agreement with a third party providing for sales at retail commencing immediately upon the expiration of the Initial License Period (or for THL to do the same directly), without any liability to Licensee; for the avoidance of doubt, any such new license agreement shall not allow for sales at retail prior to the expiration (or termination) of the Initial License Period.   Expiration or termination of the License shall not affect Licensee’s obligation (a) to make payments hereunder accruing prior to such expiration or termination; and (b) to be solely responsible, and to pay for all allowances, chargebacks and other similar markdowns or margins with respect to all Licensed Products sold by Licensee and its Affiliates during the License Period and any Disposal Period (as such term is defined herein).

ARTICLE III. ORGANIZATION

3.1Organization.  Licensee shall, at its sole cost and expense, employ the following persons or persons with similar titles and responsibilities, who will, except as specified below, work exclusively with THL’s representatives on Licensee’s business arising under this Agreement; provided that THL shall not unreasonably withhold its consent to requests by Licensee for organizational changes in light of future developments in the market and in Licensee’s business and general organizational structure.

REGION	POSITION
[***]	[***]

All of these individuals will be hired with the prior approval of THL, not to be unreasonably withheld, and shall be relieved of their duties under this Agreement at the reasonable request of TH.  Exhibit B attached hereto sets forth Licensee’s organization chart of such personnel.  Unless otherwise agreed to by THL in its reasonable discretion, Licensee shall maintain throughout the License Period (i) a separate office based in Switzerland for Europe; (ii) a separate office based in Hong Kong for Pan Pacific and (iii) a separate office for Latin America.

ARTICLE IV. APPROVALS

Approvals. THL shall retain overall creative control for the brand, Trademarks, Licensed Products, and related advertising hereunder. Licensee shall present to THL in writing all approvals required or permitted by this Agreement.  Except as otherwise stated in this Agreement, all approvals of THL shall be in its sole discretion and may be based on THL’s subjective standards and aesthetic judgment, including, without limitation, those relating to the design, marketing and advertising of the Licensed Products, and the exploitation, reputation, image and prestige of Mr. Tommy Hilfiger, the Tommy Hilfiger brand and the Trademarks.  Only approvals in writing (including via email from an authorized representative of THL) may be valid.  A submission for approval under this Section 4.1, or under any other provision of this Agreement, shall be deemed disapproved unless and until THL delivers a notice of approval.  THL may provide an explanation for its disapproval, but any such explanation is entirely voluntary and shall not serve to waive, stop or otherwise diminish THL’s right to decide future requests for approvals or reconsideration in its sole discretion.  Without limitation to the foregoing, THL has no obligation to approve, review or consider any item that does not strictly comply with submission procedures announced by THL.  Approval by THL shall not be deemed to be a determination that the approved matter complies with all applicable regulations and laws or with Sections 5.3, 5.4, 5.5 or 5.6 hereof.  Licensee may not exhibit, display, manufacture, sell, use, distribute or advertise any disapproved item.  In the event that it is necessary for THL to perform on-site approvals, Licensee shall pay any and all reasonable expenses, including travel, incurred by THL with respect to such on-site approvals.

ARTICLE V. DESIGN AND MANUFACTURING

5.1Seasonal Design, Time and Action Calendar.  Each Annual Period, Licensee shall present to the market at least four seasonal collections of Licensed Products (i.e., Fall, Holiday, Spring and Summer) (each a “Seasonal Collection”) in accordance with the design, time and action calendar attached hereto as Exhibit C (the “Calendar”).  Licensee shall submit to THL any proposed revisions to the Calendar for THL’s prior approval at least six months prior to the proposed effective date of such revised Calendar.

5.2Overall Commitment to Quality.  Licensee shall maintain the distinctiveness of the Trademarks and the image and high quality of the goods bearing the Trademarks. The Licensed Products shall at all times be at least commensurate with the reputation, image and prestige of the Trademarks and be of high quality as to workmanship, construction, trim, appearance, fabrication, packaging, design and materials used therein and generally associated with the THL’s and its other licensee’s goods bearing the Trademarks (collectively “Quality”), and shall be at least equal in Quality to the samples of Licensed Products (including packaging) submitted by Licensee and approved in writing in advance by THL pursuant to Section 5.8 hereof.

Restricted Substance Limitations

.  Without limiting the generality of anything herein, in the manufacture of Licensed Products, Licensee shall abide by all limitations on restricted substances (e.g. dyes, metals, etc.) attached hereto as Exhibit D, as the same may be revised from time to time by THL or PVH upon reasonable notice to Licensee and any Manufacturing Restricted Substances

Limitations requirements provided by PVH from time to time; it being acknowledged and agreed that THL shall require its other licensees to abide by such limitations after the Effective Date on a non-discriminatory basis.

Conflict Minerals

.  Without limiting the generality of anything herein, Licensee will take all commercially reasonable measures to avoid the incorporation into Licensed Products of “conflict minerals” (as described below) obtained from the Democratic Republic of the Congo or any adjoining country (which include Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia), from sources which directly or indirectly finance or benefit “armed groups” (as that term is defined in the U.S. Securities and Exchange Commission’s Conflict Minerals Rule).   The conflict minerals include cassiterite, columbite-tantalite (coltan), gold, and wolframite and three specified derivatives: tin; tantalum; and tungsten.  In addition, Licensee not produce, purchase or sell any Licensed Products if Licensee is aware, should reasonably be aware or has a reasonable basis to believe that such Licensed Products contain conflict minerals. Furthermore, Licensee shall abide by the Supplier Requirements set forth in the Conflict Minerals Policy attached hereto as Exhibit E (as it may be amended from time to time), including, but not limited to, providing THL, upon its request, with (1) complete and accurate country of origin information for the conflict minerals contained in Licensed Products and their components and (2) the documentation to support such information.

Cotton

. Without limiting the generality of anything contained in this Agreement, Licensed Products shall not incorporate cotton or any other material or product sourced from Uzbekistan or Turkmenistan or textiles produced using cotton or any other material or product sourced from Uzbekistan or Turkmenistan.

5.6Animal Welfare and Sustainable Materials. THL aims to responsibly source materials of animal origin which are used to manufacture its products in a humane, ethical and sustainable manner.  In support of this effort, Licensee shall abide by PVH’s policies related to the use of animal materials which are posted on its website at www.pvh.com/responsibility, as such may be updated from time to time. THL also aims to source raw materials of natural origin which are used to manufacture its products in an ethical and sustainable manner.  Licensee shall abide by THL’s reasonable policy on the use of sustainable materials such as organic/sustainable cotton and polyester.

5.7Additional CR Opportunities. Licensee shall notify PVH if Licensee wishes to participate in any of PVH’s corporate responsibility programs (e.g. women’s empowerment programs for supply chain workers and their communities (Personal Achievement & Career Enhancement or P.A.C.E. Program), low impact denim etc.) and PVH will determine Licensee’s eligibility for such programs based, in part, on Licensee’s corporate responsibility performance.

5.8Samples of Licensed Products.  Before producing, selling or distributing any Licensed Product, Licensee shall submit samples of each of said Licensed Product and all labels, tags, packaging materials, tickets, advertising and promotional materials and all other forms of identification that bear the Trademarks (the “Labels”) to be affixed thereto to THL for its prior written approval, utilizing any reasonable submission form provided by THL.  Any approval given hereunder shall state the duration of such approval; provided, however, that if a duration is not specified, such approval shall be valid for five years, although THL shall have the right and any time during such five year period to rescind such approval on reasonable notice to Licensee. Furthermore, THL reserves the right to update and change the design of any Licensed Product that carries over from one season to another.  In addition, any such approvals shall authorize Licensee to make only such quantities of the approved item as Licensee and its Distributors reasonably expect to sell to Approved Accounts other than Off-Price Accounts, to THL and THL’s Affiliates (including for TH Stores and TH Sites) and to Licensed Stores and Licensed Sites.  Licensee shall submit to THL production samples of Licensed Products, if available, upon THL’s reasonable request.  Licensee shall provide all samples to THL at Licensee’s sole cost and expense.  Once samples have been approved, Licensee may manufacture only in accordance with such approved samples and shall not make any material changes for manufacture without THL’s prior written approval.  No Licensed Products (including samples) may be exhibited, displayed, distributed and/or sold by Licensee pursuant to this Agreement unless such Licensed Products are in substantial conformity with, and at least equal in, Quality to the samples previously approved by THL in accordance with this Section 5.8.

5.9Non-Conforming Products.  If any Licensed Product is, in the reasonable judgment of THL, not being manufactured and distributed with the previously approved Quality, THL shall notify Licensee, and Licensee shall promptly repair or change such Licensed Product to conform thereto.  If after THL’s request a Licensed Product as repaired or changed does not strictly conform and conformity cannot be obtained after one resubmission, Licensee may only sell the item after removing the Trademarks and Labels and all other forms of identification, including, without limitation, designs exclusive to Licensed Products.  If THL finds any Licensed Products in the marketplace that, in THL’s judgement, are inconsistent with approved Quality at the time of their sale, then THL shall notify Licensee thereof and promptly provide such reasonable information with respect thereto as Licensee shall reasonably request.  If, after receiving all such information, Licensee fails within ten days to either correct such inconsistencies or remove such Licensed Products from the market, then THL may, at Licensee’s expense, purchase any such Licensed Products.

5.10Withdrawal of Approval.  If at any time any Licensed Product ceases to be acceptable to THL, THL shall have the right in the exercise of its sole discretion to withdraw approval of such Licensed Product upon notice to Licensee.  Upon withdrawal of approval, Licensee shall cease the use of the Trademarks in connection with the manufacture, distribution, promotion, advertising, and use of such Licensed Product(s).  Notice of such election by THL to withdraw approval shall not relieve Licensee from its obligation to pay royalties on sales of such product(s) made by Licensee prior to the date of disapproval or thereafter as permitted.  Licensee may, however, complete work in progress for three months from notice of withdrawal of approval, distribute, promote, advertise and sell all existing Inventory of such Licensed Products and utilize materials on hand provided that it submits proof of such work in progress and inventory of such discontinued Licensed Product to THL.  All such discontinued Licensed Products shall be sold or otherwise disposed of in the manner set forth in Section 14.4 within 12 months of receipt of notice of withdrawal of approval.

5.11Assistance by THL.  THL shall provide creative concepts and fashion direction for each Seasonal Collection. THL has ultimate design and creative approval rights, and written approval is required at key dates as indicated in the Calendar. At least four times during each Annual Period, Licensee may, at its expense, visit THL’s offices, factories, showroom, and other places of business, and attend THL’s sales meetings to obtain additional know-how and assistance with respect to Licensed Products.  The scheduling of such visits shall be at times mutually convenient to the Parties hereto.  If Licensee requests any member(s) of THL’s staff to make a personal appearance, to attend any function, to visit Licensee’s manufacturing plants or facilities or to attend any design meetings, all of the foregoing shall be subject to scheduling availability, if any, and Licensee shall pay all reasonable expenses in connection therewith, including appropriate airfare, lodgings, meals and local transportation consistent with the travel policy of THL; provided, however, that if Licensee requests Mr. Tommy Hilfiger to make such an appearance, Licensee shall pay all expenses in connection therewith, including appropriate airfare, lodgings, meals and local transportation consistent with Mr. Hilfiger’s typical travel arrangements (e.g., private aircraft transportation).  THL shall, upon reasonable request by Licensee, make available to Licensee certain samples (including of fabrics and of advertising materials), designs, colors, Labels, and artwork, the cost of which shall be borne by Licensee at the cost incurred by THL to provide the same. In addition to the foregoing, for marketing purposes, THL shall, upon request, make available to Licensee such of the following that are available to THL: (a) reports on THL’s marketing policy; (b) reports on color, style and fabric trends; and (c) display ideas.

5.12Ownership of Designs. All right, title and interest, including copyright and goodwill, in and to all unique and legally protectable samples, sketches, designs, and other materials, whether created hereunder by THL, by Licensee, or by third parties (and, if created by Licensee or by any third party, used on or as part of or in connection with Licensed Products), including any modifications or improvements thereto, are the exclusive property of THL or its Affiliates; and this Agreement constitutes an assignment by Licensee to THL of such rights, to the extent they are not already the property of THL, and are licensed hereunder solely and exclusively for use in connection with the manufacture and distribution of Licensed Products in the Territory.  Notwithstanding the foregoing, THL shall not have any exclusive right, title or interest in or to any samples, sketches, designs or other materials that were previously used by Licensee or by any third party on or as part of watches or clocks other than in connection with Licensed Products (whether made pursuant to this Agreement or to a prior agreement with THL or one of its Affiliates).  THL may use and permit others to use said designs and other materials in any manner it desires, provided that such use does not conflict with any rights that THL is granting to Licensee hereunder.  Licensee specifically acknowledges that such designs and other materials may be used by THL and other licensees on Licensed Products in jurisdictions outside the Territory and on products other than Licensed Products anywhere in the world.  Licensee shall place appropriate notices, reflecting ownership of such design rights by THL, on all Licensed Products, Labels and advertising and promotional materials if requested by THL in writing on a case by case basis and if Licensee reasonably determines that such placement is practicable.  Neither Licensee nor any Affiliate or any other person under Licensee’s control, shall do or authorize to be done anything that is reasonably likely to adversely affect any of THL’s design rights. Licensee shall disclose and freely make available to THL any and all developments or improvements it may make relating to Licensed Products and to their manufacture, promotion and sales, including, without limitation, developments and improvements in any machine, process or product design, that may be disclosed or suggested by THL or regarding any patent or trademark that Licensee is entitled to utilize.

5.13Cost of Designs, Samples. Licensee is solely responsible for all product development and associated expenses, including costs associated with the preparation and submission of designs to THL and all reasonable travel expenses incurred by THL if THL travels to Licensee’s factories or other facilities as part of the design process.

5.14Standards.  Licensee acknowledges that it has received, read and understands PVH’s publications “A Shared Commitment - Requirements for Our Business Partners” and “Statement of Corporate Responsibility” attached hereto as Exhibit F.  Licensee shall conduct its business in compliance with the moral, ethical and legal standards set forth in such publication, as the same may from time to time be revised by PVH upon reasonable notice to Licensee (the “Standards”) and shall not do business with any entity in connection with this Agreement, if Licensee knows or should reasonably know that such entity does not comply with the Standards; it being acknowledged and agree`d that THL shall require its other licensees to abide by such limitations after the Effective Date on a non-discriminatory basis.

5.15Manufacture of Licensed Products by Third Parties.

5.15.1In General.  All contractors wherever located which Licensee desires to use in connection with the manufacture of Licensed Products are subject to the prior written approval of THL.  In order to maintain THL’s high standard of quality control and to insure that appropriate measures are taken against counterfeiting, Licensee shall provide THL with the following information:  (i) name and address of each proposed manufacturer; (ii) type of Licensed Products to be manufactured by such proposed manufacturer; (iii) quantity of Licensed Products to be manufactured by such proposed manufacturer; and (iv) any other relevant information requested by THL.  Licensee shall obtain the signature of an authorized representative from each approved third-party manufacturer used by Licensee on an agreement (a “Third-Party Manufacturing Agreement”), substantially in the form of a template approved by THL.  Licensee shall not enter into a Third-Party Manufacturing Agreement with any third party that Licensee knows or reasonably should know has materially breached a similar agreement with THL or its Affiliates or any licensee of THL or its Affiliates.  Licensee shall not use, or allow or authorize the use of any individuals or entities with which a United States entity would be prohibited from dealing under any U.S. Government laws, statutes, regulations, orders or decrees, including, but not limited to, those entities and individuals listed on the U.S. Department of the Treasury list of Specially Designated Nationals or the various lists of prohibited and restricted persons and entities maintained by the U.S. Department of State and Commerce (“Prohibited Entities or Individuals”), including, without limitation, any manufacturer that hires North Korean labor.   Notwithstanding the foregoing, Licensee acknowledges that it shall remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of the production of Licensed Products hereunder.

5.15.2Audit Requirement. Each facility that produces Licensed Products, whether directly or through a contractor, subcontractor or supplier, must be audited for compliance with the Standards prior to the commencement of production unless THL notifies Licensee in writing that it already has a current audit with respect to such facility that evidences compliance with the Standards.  In addition, once approved by THL in accordance with Section 5.14.3 hereof, in order to maintain such approval, each facility must be re-audited at least once every [***] period after the initial audit, and perhaps more frequently at THL’s request depending on the results of the most recent audit.  Each audit shall be conducted by a suitable independent third party auditor designated by Licensee and approved by THL and shall be conducted using the evaluation form to be supplied by THL from time to time.  All audits shall be conducted at Licensee’s sole expense.  THL has the right to require licensee to obtain similar audits and/or Higg Facilities Environmental index self-assessment and verification, in alignment with any THL corporate responsibility requirements, with respect to component suppliers who make components that bear the Trademarks, key component suppliers (suppliers of materials that make up at least 80% of production of such components) and suppliers that utilize resource intensive processes (energy/water), provided that THL is conducting audits of similar types of entities.

5.15.3Approval.  Promptly upon the completion of each audit of a facility (including re-audits) a comprehensive audit report prepared by the approved independent third party auditor shall be provided to THL, attention of the Corporate Responsibility team.  THL will endeavor to respond within 30 days from its receipt of an audit report to notify Licensee whether the facility is disapproved, including its reason(s) for disapproval in reasonable detail, or whether the factory is approved, and if so, for how long such approval is valid.

5.15.4Use of Facility.  Unless a facility is approved as set forth herein, the facility shall not be used for the production of Licensed Products.  If, on more than one occasion and after having received notice from THL of such prior occasion, Licensee uses a facility that has not been properly audited or re-audited or for which THL has not received a timely audit (or re-audit) report, THL may (i) hire an independent auditor of THL’s choosing who shall report directly to THL to conduct an independent assessment, and Licensee shall reimburse THL for all reasonable costs incurred in connection with such independent assessment or (ii) terminate the License and all of the other rights granted to Licensee under this Agreement.  If Licensee uses a facility for which an audit has revealed that remediation is required in order to be in compliance with the Standards, THL may require that Licensee conduct and complete certain training of such facility or reimburse THL in connection with the training of such facility, which may include, without limitation, completion of e-learning modules or in person consulting conducted by third party service providers. Nothing in this Section 5.14 shall be deemed to confer third-party beneficiary rights upon any person, corporation, partnership or other entity.

5.15.5Termination of Facility.  Licensee shall, within a reasonable time, terminate use of any facility  used in connection with the production of Licensed Products that (i) materially breaches the Third Party Manufacturing Agreement or that Licensee knows, or should reasonably know, has materially breached a similar agreement with THL or its Affiliates or any licensee of THL or its Affiliates; (ii) is a Prohibited Entity or Individual; (iii) Licensee knows, or reasonably should know, uses false employment, health, safety or salary records, (iv) Licensee knows, or reasonably should know, violates Anti Bribery Laws or offers any of THL’s or its Affiliates’ associates or auditors/assessors of money, gifts, travel or entertainment or other consideration that is intended to or may be construed as an inducement to act (whether by commission or omission) in any manner; (v) that makes physical or verbal threats to THL or its Affiliates or their auditors or other representatives, refuses entry to the manufacturing site, denies access to documents, or denies permission to interview workers; (vi) that Licensee knows, or reasonably should know fails to comply with any material standard contained in the Standards or repeatedly fails to comply with the Standards; (viii) that Licensee knows, or reasonably should know sells Licensed Products to unauthorized entities; (ix) that Licensee knows, or reasonably should know produces or uses counterfeit products or components or (x) that Licensee knows, or reasonably should know fails to produce Licensed Products of the requisite Quality and is not able to demonstrate to THL’s reasonable satisfaction that (A) it is diligently and in good faith taking measures to ensure that that the facility produces Licensed Products of the requisite Quality and (B) Licensed Products that are not of the requisite quality are not being sold or distributed.

5.15.6Notices on Invoices. Licensee shall require that all commercial invoices (bills of lading) to Licensee that accompany Licensed Products include the following language (either pre-printed or "stamped"):

We hereby certify that the merchandise (including components thereof) covered by this shipment was manufactured in compliance with PVH’s publication “A Shared Commitment - Requirements for Suppliers, Contractors, Business Partners” and PVH’s “Statement of Corporate Responsibility” and: (1) it was manufactured in compliance with (a) sections 6, 7, and 12 of the Fair Labor Standards

Act, as amended and all regulations and orders of the United States Department of Labor under section 14 thereof, and (b) state and local laws pertaining to child labor, minimum wage and overtime compensation; or (2) it was manufactured in compliance with the wage and hour laws of the country of manufacture and without the use of child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, exploited, bonded, forced or slave labor.   We further certify that we have in effect a program of monitoring our subcontractors and suppliers and other designated contract facilities that manufacture TOMMY HILFIGER brand merchandise for compliance with the foregoing. We also certify that the merchandise is in compliance with all laws governing the designation of country of origin and, if applicable, is being shipped under legally issued and valid export license or visa.

5.16Anti-Counterfeiting Materials.  To aid THL in policing counterfeiting, upon THL’s written request, Licensee shall provide regular updates of Licensed Products produced by Licensee and any third-party manufacturer, contractor, subcontractor and supplier that manufactures Licensed Products or from which Licensee obtains Licensed Products or materials for the manufacture of Licensed Products, such as line-books, brochures and/or product DVDs.  Licensee shall also designate an employee with specialization in the Licensed Products to assist THL in ascertaining whether products are counterfeit.  THL shall procure online brand protection services for the Licensed Products that shall include, at a minimum, (i) the identification, on major online marketplaces throughout the Territory, of listings of counterfeit Licensed Product and of listings of authentic Licensed Products containing copyrighted images of the Licensed Products and (ii) the utilization of such marketplaces’ takedown mechanisms to request the removal of such listings.  Licensee shall provide such assistance as is reasonably required in connection with such online brand protection services.

ARTICLE VI. BRAND DEVELOPMENT, SALES AND MARKETING

6.1Best Efforts.  Licensee shall use its reasonable best efforts to exploit this license throughout the Territory.  Without limitation, Licensee shall: (a) sell a sufficiently representative quantity of styles, fabrications and colors of Licensed Products; (b) offer for sale Licensed Products so that they may be sold to consumers on a timely basis; and (c) cooperate with THL’s merchandising, sales and anti-piracy programs.  Licensee acknowledges that to preserve the goodwill associated with the Trademarks, Licensed Products should be sold at prices and terms reflecting the quality and nature of the Trademarks, and the reputation of the Trademarks as appearing on goods of high quality, it being understood, however, that THL is not empowered and has no desire to fix or regulate the prices for which the Licensed Products are to be sold.  Licensee shall at all times maintain personnel and resources sufficient to provide effective distribution of the Licensed Products throughout the Territory.

6.2Sales and Deliveries. For each Seasonal Collection during the License Period, Licensee shall ship no less than [***] of Licensed Products ordered and un-cancelled by customers.  Licensee shall use its reasonable best efforts to ensure that each order is shipped by the date requested by

Licensee’s customers.  An order to be shipped to a customer which is on credit hold or other hold shall not be deemed to be an untimely shipment, provided that Licensee notifies the customer in writing of the existence of the hold on the account and the reason for the hold, prior to the requested shipment date.  Each order shall bear the respective shipping schedule.  Licensee will, within 15 days of THL’s request, supply documentation evidencing such timely delivery during the immediately preceding quarter.  Licensee shall not be deemed in breach of this Section until the second quarter in which it violates the terms hereof.

6.3Reporting.  Licensee shall submit the following reports to THL, which, if requested by THL, shall be in the form provided by THL:

(a)Within 75 days after the end of each Annual Period, a certification by an authorized officer of Licensee of the Net Sales of Licensed Products during such Annual Period;

(b)On or before the 15th day of each month, reports of the prior month’s (i) monthly net shipments, (ii) retail selling results, and (iii) revised annual projections by month;

(c)On or before the third day after the close of each of THL’s fiscal quarters during the License Period (THL to advise Licensee of the applicable dates at the beginning of each fiscal year), Licensee’s best estimate of Net Sales from the immediately preceding month (i.e., April, July, October or January, as applicable) which shall be used for THL’s budget estimation purposes only and no royalty calculation or invoicing will occur based upon these amounts;

(d)On or before each January 15 during the License Period, a five year business projection (year one by month and years two through five on an annual basis);

(e)On or before each August 15 during the License Period, a three year business plan;

(f)On or before each January 15, a schedule of projected sales and marketing plans for the Licensed Products for the next three Annual Periods for THL’s approval;

(g)At the time when each Percentage Royalty payment is due, a complete and accurate royalty statement as more fully described in Section 8.3; and

(h)By no later than March 31st of each Annual Period, Net Sales by State with respect to Licensee’s sales in the United States made during the immediately preceding calendar year.

6.4Net Sales.  As used herein “Gross Wholesale Sales” means the invoiced amount for Licensed Products, including, but not limited to, Seconds and Close-Outs, sold by Licensee or its Affiliates to parties other than Licensee’s Affiliates, before any deductions for allowances, discounts, returns, taxes, insurance or freight, provided that when Licensee or its Affiliates sell Licensed Products to consumers in Movado Outlets, Gross Sales shall be based on the bona fide wholesale prices charged by Licensee to independent retailers in arms’ length transactions.   “Net Wholesale Sales” means the Gross Wholesale Sales, less only (i) returns (or destruction in place) that Licensee actually allowed and, for returns, actually received by Licensee, (ii) allowances (i.e., credits to a customer after delivery, including credits for returns, promotions and markdowns) that Licensee actually grants in writing, (iii) trade discounts (i.e., reductions in the list wholesale selling price that are customary in the trade) that Licensee actually grants in writing prior to delivery and (iv) taxes, freight and insurance to the extent the same are separately stated on Licensee’s invoices. No other deductions from Gross Wholesale Sales shall be taken in computing Net Wholesale Sales, including, but not limited to, deductions for special promotions, advertising, warehouse or distribution expenses or for uncollectible accounts. For the purpose of computing of Net Wholesale Sales, the foregoing permitted deductions shall not exceed [***] of Gross Wholesale Sales in any Annual Period. “Net E-Commerce Sales” shall mean the price paid by consumers (by any form of payment including, without limitation, cash, credit cards, gift cards, etc.) for Licensed Products sold on the Hour Time Site less returns, itemized taxes, freight and insurance.  “Net Sales” shall mean Net Wholesale Sales plus Net E-Commerce Sales. For purposes of this Agreement, a Licensed Product shall be considered “sold” upon the date of billing, invoicing, shipping or payment, whichever occurs first.

6.5Minimum Sales.

6.5.1Watches.  During each Annual Period during the License Period, Licensee shall be required to achieve minimum Net Sales with respect to Licensed Products consisting of men’s and women’s watches (“Watch Products”) in the amount set forth below for the applicable Annual Period (“Watch Minimum Sales”). Licensee shall not receive credit towards Watch Minimum Sales for (a) sales to THL or its Affiliates (including for TH Stores and TH Sites), Licensed Stores, or Licensed Sites (“THL Sales”); (b) sales pursuant to Section 5.9 (Non-Conforming Products); or (c) any sales in breach of this Agreement, including, without limitation, Off-Price Sales in excess of the Off-Price Cap , sales outside the Territory or sales to unapproved customers (collectively the “Excluded Sales”).

Annual Period	Watch Minimum Sales
INITIAL LICENSE PERIOD
[***]	[***]

RENEWAL LICENSE PERIOD (IF ANY)

[***]	[***]

THL shall have the right to terminate this Agreement with respect to Watch Products upon 30 days written notice to Licensee if [***]. Thereupon, the provisions of Section 14.4 shall control the disposition of Inventory of Watch Products.

6.5.2Jewelry Products. During each Annual Period during the License Period, Licensee shall be required to achieve minimum Net Sales with respect to Licensed Products consisting of jewelry products (“Jewelry Products”) in the amount set forth below for the applicable Annual Period (“Jewelry Minimum Sales”). Licensee shall not receive credit towards Jewelry Minimum Sales for Excluded Sales:

Annual Period	Jewelry Minimum Sales
INITIAL LICENSE PERIOD
[***]	[***]
RENEWAL LICENSE PERIOD (if any)
[***]	[***]

THL shall have the right to terminate this Agreement with respect to Jewelry Products upon 30 days written notice to Licensee if [***]. Thereupon, the provisions of Section 14.4 shall control the disposition of Inventory of Jewelry Products.

6.5.3Calculation of Sales.  For the purposes of determining sales for all purposes hereunder, including for the calculations of Watch Minimum Sales, Jewelry Minimum Sales, Watch GMA, Jewelry GMA, Advertising Contribution and royalty calculations hereunder, sales made in any foreign currency shall be converted to U.S. Dollars at the exchange rate as of the close of business on the day on which such sales were made, as published by Reuters (or other nationally recognized source of such information; provided that Licensee shall notify THL of any change in such source and may not change sources more than once every two years) (the “Exchange Rate”).

6.6Approved Customers.  Licensee shall sell and shall require that its Distributors sell, Licensed Products only to (a) those specialty shops, department stores and retail outlets, including E-Commerce accounts, whose operations are consistent with the prestige of the Trademarks and THL’s sales policies and which have been pre-approved in writing by THL in its sole discretion, (together with the accounts set forth in clauses (c) and (d) herein, “Approved Accounts”), (b) THL and its Affiliates, Licensed Stores and Licensed Sites (c) corporate accounts for the use of the employees of such corporate accounts (“Approved Corporate Accounts”), provided such accounts have been approved in writing by THL and provided further that such accounts do not sell alcohol, tobacco, gaming or firearms products; and (d) advertising specialty companies for resale only to Approved Corporate Accounts, for the use of their employees, and not for resale, provided that such advertising specialty companies shall, prior to receiving any Licensed Products from Licensee, execute an agreement providing for such limitation on resale.  Exhibit G sets forth a list of Approved Accounts as of the Effective Date.  Prior to the opening of each selling season and whenever Licensee wishes to sell Licensed Products to customers not previously approved, Licensee shall submit a list of its proposed customers for THL’s written approval.  THL shall have the right to revoke its approval of an Approved Account or Approved Corporate Account upon 30 days prior written notice to Licensee, if THL determines in its sole discretion that the customer no longer meets its standards.  Notwithstanding the foregoing, Licensee shall be permitted to fulfill any orders to such account that were firm prior to such revocation.  Licensee shall use all commercially reasonable efforts to prevent its customers from selling Licensed Products outside of the Territory.  If any such sales occurs after THL has advised Licensee of such sales, Licensee shall stop selling Licensed Products to such customer and such customer shall cease being an Approved Account hereunder. THL may, at Licensee’s expense, purchase any Licensed Products found in the marketplace that Licensee has sold to unapproved customers.

6.6.1Notice to Customers.  Licensee shall include the following (or substantially similar language) in a letter or notice disseminated to its customers located in North America one time per each Annual Period in connection with the Licensed Products:

“Limitations on Sale by Buyer.

Seller expressly reserves the right to limit the amount of merchandise delivered to only such quantities as are necessary to meet the reasonably expected demand at Buyer’s store locations.

This merchandise is sold to Buyer for resale to the ultimate consumer only.  Buyer is expressly prohibited from selling the merchandise purchased hereunder to a retailer or other dealer in like merchandise, or to any party who Buyer knows, or has reason to know, intends to resell the merchandise.

The merchandise purchased hereunder may not be sold by Buyer from any store locations which Seller has advised Buyer do not qualify as an acceptable location.

Tommy Hilfiger Licensing, LLC is a third-party beneficiary of these terms.”

6.6.2Off-Price Accounts.  Licensee may sell Seconds and Close-Outs only to those Approved Accounts designated in writing as off-price customers and to Movado Outlets (collectively the “Off-Price Accounts”); provided, however, that (i) Net Wholesale Sales of Seconds in any Annual Period shall not exceed [***] of Net Wholesale Sales (not including the Excluded Sales) for such Annual Period (the “Seconds Cap”) and (ii) Net Wholesale Sales to Off-Price Accounts in any Annual Period shall not exceed [***] of Net Wholesale Sales (not including the Excluded Sales) for such Annual Period (collectively, the “Off-Price Caps”).  For the avoidance of doubt, Movado Outlets and the “Off-Price Accounts” listed on Exhibit G are the only Off-Price Accounts that are approved as of the Effective Date.  Licensee shall use all commercially reasonable efforts to prevent Off-Price Accounts from selling Licensed Products outside of the Territory, advertising or promoting the sale of Licensed Product (other than within its brick and mortar stores), and from selling Licensed Products in catalogs, via E-Commerce (unless such account is an e-commerce account) or other than in its brick and mortar stores, and if any such sales occur after Licensee has warned a customer to stop such sales, Licensee shall stop selling Licensed Products to such customer and such customer shall cease being an Off-Price Account hereunder.

(a)Seconds. As used herein “Seconds” means damaged, imperfect, defective or otherwise non-first quality Licensed Products. The sale or other disposition of Seconds is prohibited, unless expressly pre-approved in writing by THL with respect to the terms and method of such disposal, and then only in a way that shall not reduce the value of the Trademarks. Any Seconds approved for sale by TH shall be clearly marked “Seconds” or “Irregular”.

(b)Program Sales. Licensee is prohibited from manufacturing Licensed Products specifically for sale to Off-Price Accounts which are distinct from Licensed Products which have theretofore been sold by Licensee to Approved Accounts which are not designated as “Off-Price Accounts” (the “Full Price Accounts”).  Notwithstanding the foregoing, Licensee is expressly permitted to sell Licensed Products that are manufactured specifically for sale to Off-Price Accounts after at least six months have passed since the initial introduction of such Licensed Products at Full Price Accounts.

(c)Close-Outs.  As used herein “Close-Outs” means first quality Licensed Products that under applicable industry standards cannot be, or are not sold to Full Price Accounts, although they were originally intended for sale to such accounts (such as overruns and excess merchandise).

6.6.3Off-Price Cap Penalties:  All sales to Off-Price Accounts in excess of one or both of the Seconds Cap and/or the Off-Price Cap are subject to an additional penalty royalty (“Penalty Royalty”) of [***].  For the avoidance of doubt, the Penalty Royalty is in addition to the Percentage Royalty set forth in Section 8.2 hereof and shall not be deemed to make such sales permissible hereunder. The Penalty Royalty shall be paid in the same manner as the Percentage Royalty on such sales. The Parties hereby agree that the Penalty Royalty set forth herein is reasonable in light of the anticipated or actual harm caused by sales in excess of the Seconds Cap and the Off-Price Cap, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy, but shall not cure any default and shall not preclude TH from enforcing the provisions of this Agreement by pursuing any action or remedy as allowed hereunder or by law, all of which shall be cumulative.

6.7Prohibited Sales.  Except as expressly permitted by THL in writing (including gin respect of Approved Accounts to the extent such activities are encompassed by THL’s approval), Licensee may not (a) market or promote or seek customers for Licensed Products outside of the Territory; (b) establish a branch, wholly owned subsidiary, distribution center or warehouse with inventories of Licensed Products outside of the Territory (other than within a country in which the Licensed Products are manufactured, for the purpose of managing that manufacturing and export); (c) sell or distribute any Licensed Products to wholesalers, jobbers, diverters, catalog vendors or any other entity that does not operate retail stores exclusively other than as expressly permitted herein or pursuant to THL’s written approval, and to its distributors which distribute only to U.S. military bases or to retail customers in the Territory that satisfy the criteria set forth in Section 6.6 hereof; (d) sell Licensed Products directly to the public in retail stores, other than through Movado Outlets; (e) sell or distribute any Licensed Products over the Internet or any other global or regional computer access network; or (f) use Licensed Products as giveaways, prizes or premiums, except for promotional programs which have received the prior written approval of THL.

6.8Unapproved and Prohibited Sales.

6.8.1Generally.  Licensee shall promptly report to THL, to the extent Licensee knows or should reasonably be expected to know, all sales (i) of Licensed Products to unapproved customers, (ii) of products using the Trademarks that have not been approved by THL as Licensed Products, and (iii) otherwise prohibited under Section 6.7 (collectively “Unapproved and Prohibited Sales”), including the number of units, description of product, customers, prices and shipping dates.  Licensee shall promptly respond to and investigate any good faith inquiries from THL about the same.  Promptly after Licensee has actual notice of any Unapproved and Prohibited Sales, it shall take reasonable measures to remedy the same, including, to the extent reasonably practicable, repurchasing the goods.

6.8.2Penalty for Sales by Licensee or its Affiliates. THL may charge Licensee a penalty (a “Penalty”) if in any 12 -month period (a “Penalty Period”) the total aggregate Unapproved and Prohibited Sales by Licensee and/or its Affiliates exceeds [***].  The Penalty shall be equal to [***], which Licensee agrees is fair compensation therefor.  Such Penalty shall not, by itself, cure such default.  Upon payment of a Penalty, a new Penalty Period shall immediately commence; meaning, for example, that Licensee could be required to pay another Penalty if Prohibited and Unapproved Sales by Licensee and its Affiliates exceed [***] in the 12-month period following payment of a Penalty.

6.8.3By Distributors.  THL may charge Licensee a Penalty if the total aggregate Unapproved and Prohibited Sales by Distributors in any Penalty Period exceeds [***]; provided, however, there shall be no Penalty for [***].  The Penalty shall be equal to [***], which Licensee agrees is fair compensation therefor.  Such Penalty shall not, by itself, cure such default.  Upon payment of a Penalty, a new Penalty Period shall immediately commence; meaning, for example, that Licensee could be required to pay another Penalty if Prohibited and Unapproved Sales by Distributors exceed [***] in the 12-month period following payment of a Penalty.

6.9Showroom. Licensee may display Licensed Products for sale only in a separate showroom exclusive to Licensed Products, designed, displayed and fixtured in accordance with THL's specifications (as may be updated from time to time throughout the License Period) The style and manner in which Licensed Products will be displayed in said showroom are subject to THL’s approval.

6.10In-Store Shops/Fixtures. Licensee shall participate in any in-store shop or main floor fixturing program with any of Licensee’s customers on terms reasonably satisfactory to Licensee. Licensee shall use reasonable efforts to secure premium positioning in the areas dedicated to the sale of Licensed Products in the stores of each of Licensee’s customers.  Licensee shall use reasonable efforts to cause Licensed Products sold in an in-store shop or in connection with a main floor fixturing program to be displayed and sold in a manner which maintains the prestige and reputation of the Trademarks. Licensee shall fixture or use reasonable efforts to cause to be refixtured each in-store shop and area dedicated to the sale of Licensed Products within 60 days after notice from THL and, without notice from THL, shall update the fixtures no less often than every [***] years and shall update visual enhancements no less often than every [***] months.

6.11Warranty/Guarantee.  All Licensed Products will be sold together with a standard warranty as to replacement and/or repair of a one year duration (or such longer period as Licensee and its Affiliates generally offer with respect to Products).

6.12Products for THL, Licensed Stores and Licensed Sites.  Sales of Licensed Products to THL or its Affiliates are exempt from any royalty or advertising obligation requirements hereunder.

6.12.1Products for THL’s Use.  Licensee shall supply THL with two complete sets of each Seasonal Collection, at Licensee’s sole cost and expense.

6.12.2Purchases For THL’s Employees.  Licensee shall sell to THL a reasonable amount of in-stock Licensed Products for the personal use of THL employees at [***] off the regular wholesale price on standard industry terms.

6.12.3Purchases By TH Outlets.  At the beginning of each season, and prior to offering such products to third parties, Licensee shall offer Close-Outs TH Stores consisting of outlet stores (“TH Outlets”).  In no event shall Licensee make available to TH Outlets fewer Licensed Products than it makes available to outlet stores operated by Licensee or Affiliates of Licensee.  TH Outlets may also purchase in-stock Licensed Products.  The price of Licensed Products sold to TH Outlets shall be [***] off Licensee’s standard suggested retail price; provided, however, that the price of Licensed Products sold to TH Outlets located in Canada shall be the “Canadian dollar suggested retail price of such Licensed Products in Canada less [***]. Licensee shall fill the orders of the TH Outlets in a manner at least as favorable as Licensee fills orders from its other Off-Price Accounts.

6.12.4Purchases By TH Stores, TH Sites, Licensed Stores and Licensed Sites.  Beginning on the first day of each of Licensee’s market periods, TH Stores, TH Sites, Licensed Stores and Licensed Sites may purchase Licensed Products from Licensee.  The prices charged to each shall be no greater than the following:

Purchaser	Price
Licensed Stores and Licensed Sites	[***]
TH Stores and TH Sites (other than TH Stores located in Canada and Europe)	[***]
TH Stores located in Canada	[***]

TH Stores located in Europe	[***]

*Where customs duties or other obstacles to direct sales to TH Stores or Licensed Stores in certain territories make impracticable the selling of Licensed Products at the prices set forth herein, those prices shall not apply.  Instead, Licensee shall cooperate with THL and utilize commercially reasonable efforts to develop alternative solutions that enable TH Stores and Licensed Stores to purchase Licensed Products at reasonable prices in those territories. In addition, if Licensee agrees to provide additional services such as merchandising or training to a particular TH Store, Licensed Store, or group of such stores, then the appropriate parties may agree upon a higher price than that set forth above to compensate Licensee for such services.

All of the foregoing purchases shall be on standard industry terms.  Licensee shall fill such orders in a manner at least as favorable as Licensee fills orders from its other comparable customers.

ARTICLE VII. ADVERTISING

7.1Advertising Contribution.

7.1.1Contribution for Watch Products. During each Annual Period or portion thereof (calculated on a pro rata basis) during the License Period, Licensee shall pay to THL an advertising contribution solely with respect to Watch Products in the amount listed below for the applicable Annual Period (the “Watch Contribution”):

Annual Period	Watch Contribution
INITIAL LICENSE PERIOD
1/1/20 – 12/31/20	[***]
1/1/21 – 12/31/21	[***]
1/1/22 – 12/31/22	[***]
1/1/23 – 12/31/23	[***]
1/1/24 – 12/31/24	[***]
RENEWAL LICENSE PERIOD (if any)
Each Annual Period during the Renewal License Period, if any	[***]

The Watch Contribution for each Annual Period shall be payable in four equal installments by no later than January 1, April 1, July 1 and October 1 of such Annual Period.

7.1.2Contribution for Jewelry Products. During each Annual Period or portion thereof (calculated on a pro rata basis) during the License Period, Licensee shall pay to THL an advertising contribution solely with respect to Jewelry Products in the amount listed below for the applicable Annual Period (the “Jewelry Contribution”):

Annual Period	Jewelry Contribution
INITIAL LICENSE PERIOD
1/1/20 – 12/31/20	[***]
1/1/21 – 12/31/21	[***]
1/1/22 – 12/31/22	[***]
1/1/23 – 12/31/23	[***]
1/1/24 – 12/31/24	[***]
RENEWAL LICENSE PERIOD (if any)
Each Annual Period during the Renewal License Period, if any	[***]

The Jewelry Contribution for each Annual Period shall be payable in four equal installments by no later than January 1, April 1, July 1 and October 1 of such Annual Period.

7.2Media Plan and Advertising Spending.

7.2.1Media Plan.  In an effort to reach an agreement regarding the media plan for each Annual Period during the License Period, THL and Licensee shall discuss the media plan during the December immediately preceding such Annual Period. A similar discussion will be had in connection with any changes to any such plan.

7.2.2THL’s Advertising Spend.   [***]THL will spend the amounts received from Licensee pursuant to Sections 7.1.1 and 7.1.2 above within the applicable Annual Period in the Territory as follows: [***].

Each Annual Period, THL will use commercially reasonable efforts to expend an amount equivalent to at least [***] of the prior Annual Period’s Net Sales on advertising as set forth above. Such expenditures will include, without limitation, marketing, advertising, public relations, special events and promotions, production, administration and other costs directly related to all of the foregoing. Additionally, Licensee acknowledges that, THL may allocate a portion of Licensee's payments toward THL (or its Affiliates' or licensees') production of advertising materials and costs incurred in connection therewith (e.g. costs for photographers, models, usage rights, advertising shoots, etc.) provided Licensed Products are depicted in such materials.  Any apportionment of advertising costs among Licensed Products and other products bearing the Trademark shall be made by THL in its reasonable discretion. Additionally, THL may undertake various endorsements, team and event sponsorship and other such activities as THL deems appropriate as part of a worldwide marketing program to develop its image internationally. Subject to the foregoing, THL will be entitled to allocate up to [***]% of Licensee's advertising payments (i.e., [***]% of the prior Annual Period’s Net Sales) toward Licensee's share of the cost of such program; provided, however, that such allocation will be increased to [***]% of Licensee’s advertising payments (i.e., [***]% of the prior Annual Period’s Net Sales) to the extent such marketing program generally includes Licensed Products (e.g., an influencer campaign provided such influencer is able to promote Licensed Products even if such Licensed Products are not featured in every printed material in which such influencer appears).

7.2.3Licensee’s Advertising Spending.  With respect to each Annual Period or portion thereof (calculated on a pro rata basis) during the License Period, Licensee shall spend an amount equal to [***] percent of Net Sales of Watch Products made during that Annual Period (not including THL Sales) (the “Advertising Expenditure”) on cooperative and direct advertising in the Territory in support of the Watch Products. Each February during the License Period, THL and Licensee shall discuss the creative and media plans in an effort to reach a mutual agreement about Licensee’s spending, but in the absence of such agreement, Licensee will spend the amounts required hereunder in support of the Licensed Products through (a) cooperative advertising and (b) direct advertising.  If Licensee fails to properly spend the Advertising Expenditure in any given Annual Period, then Licensee shall spend the amount of any shortfall (the “Shortfall”), up to [***], for the designated expenses by no later than June 30th of the following Annual Period (the “Carryover Period”), in addition to its independent advertising spending obligations for that Annual Period (it being acknowledged that advertising expenditures made during the Carryover Period shall first be deemed to cover the Shortfall and second spending obligations for such Annual Period). If the Shortfall has not been properly spent by the end of such Carryover Period, then the amount which should have been expended and which was not expended shall be paid over to THL by no later than 30 days after the end of such Carryover Period; provided, however, that if the Advertising Expenditure or any Shortfall has not been fulfilled upon the expiration or termination of the License Period, the unexpended amounts shall be paid over to THL absolutely within 30 days after such expiration or termination. Furthermore, if the Shortfall exceeds [***], then the amount by which the Shortfall exceeds [***] shall be paid over to THL by no later than January 31 immediately following the Annual Period in which the Shortfall occurred.

7.2.4Incremental Expenditure.  Each Annual Period, in addition to the Watch Contribution, the Jewelry Contribution and the Advertising Expenditure hereunder, Licensee shall spend, or contribute to THL to spend, an additional amount equal to [***] (the “Incremental Expenditure”) (e.g. [***]).  Each July during the License Period, THL and Licensee shall meet to determine how the Incremental Expenditure shall be spent and by which party.

7.3Approval of Labels and Licensee’s Advertising.  All of Licensee’s Labels, marketing, and advertising copy and the media of all of the aforesaid, if any, shall comply with specifications provided from time to time by THL and are, at all times, subject to the prior written approval of THL.  No advertising, including cooperative advertising whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Licensed Products, whether by way of credit or otherwise, may be used without the prior written consent of THL; provided that once the form of an in-store or in-trade (including, without limitation, trade shows collateral material) advertising material has been approved, then such material may be re-used without any further approval. Additionally, under no circumstances shall Licensee advertise Licensed Products over any medium not previously approved by THL in writing.  All Labels shall bear at least one of the Trademarks, but no other trademark or trade name may be used except as may be required by applicable law or permitted by THL in writing.  Licensee shall not be permitted to use its name(s) on Licensed Products or Labels displaying the Trademarks other than as may be required by applicable law or specifically approved by THL in writing.  Any Labels provided by THL to Licensee shall be so provided at Licensee’s expense, at THL’s cost of producing and providing the same.

7.4Branded Shows.  Licensee shall, at Licensee’s sole cost and expense, participate in and provide Licensed Products in reasonable quantities for fashion shows held by THL and/or THL’s other licensees.

7.5Trade Shows.  Licensee may not participate in trade shows without the prior written consent of THL.  To the extent that THL does consent to such participation, the booth or showroom shall be subject to THL’s prior written approval in each instance. All expenses for the booth or showroom and in relation to said trade shows shall be borne by Licensee.

7.6Public Announcements.  Licensee’s press releases and other public announcements related to Licensee’s operations hereunder and otherwise naming THL or the Trademarks are subject to the prior written approval by THL, which consent shall not be unreasonably withheld, delayed or conditioned; except to the extent that any such announcement is required by law in which event no consent shall be required.

ARTICLE VIII. ROYALTIES AND RELATED FEES

8.1	Guaranteed Minimum Royalty.

8.1.1Watch GMR.  Licensee shall, during each Annual Period or portion thereof (calculated on a pro rata basis), pay to THL the minimum royalties listed below for the applicable Annual Period solely with respect to sales of Watch Products (the “Watch GMR”).  Licensee shall not receive credit towards the Watch GMR for any Percentage Royalty or other payment paid, if any on sales of Jewelry Products or on Excluded Sales:

Annual Period	Watch GMR
INITIAL LICENSE PERIOD
1/1/20 – 12/31/20	[***]
1/1/21 – 12/31/21	[***]

1/1/22 – 12/31/22	[***]
1/1/23 – 12/31/23	[***]
1/1/24 – 12/31/24	[***]
RENEWAL LICENSE PERIOD (if any)
Each Annual Period during the Renewal License Period, if any	[***]

The Watch GMR for each Annual Period shall be payable in four equal installments by no later than January 1, April 1, July 1 and October 1 of such Annual Period.  Notwithstanding the foregoing, the installment of the Watch GMR for any quarter shall be payable only to the extent of the excess, if any, of (x) such installment plus the aggregate amounts payable under this Section 8.1.1 for all prior quarters in any Annual Period over (y) the aggregate actual payments under this Section 8.1.1 and Section 8.2 solely with respect to Watch Products for all prior quarters in respect of such Annual Period.

8.1.2Jewelry GMR. Licensee shall, during each Annual Period or portion thereof (calculated on a pro rata basis), pay to THL the minimum royalties listed below for the applicable Annual Period solely with respect to sales of Jewelry Products (the “Jewelry GMR”).  Licensee shall not receive credit towards the Jewelry GMR for any Percentage Royalty or other payment paid, if any, on sales of Watch Products or on Excluded Sales:

Annual Period	Jewelry GMR
INITIAL LICENSE PERIOD
1/1/20 – 12/31/20	[***]
1/1/21 – 12/31/21	[***]
1/1/22 – 12/31/22	[***]
1/1/23 – 12/31/23	[***]
1/1/24 – 12/31/24	[***]

RENEWAL LICENSE PERIOD (if any)
Each Annual Period during the Renewal License Period, if any	[***]

The Jewelry GMR with respect to each Annual Period shall be payable in four equal installments by no later than January 1, April 1, July 1 and October 1 of such Annual Period.  Notwithstanding the foregoing, the installment of the Jewelry GMR for any quarter shall be payable only to the extent of the excess, if any, of (x) such installment plus the aggregate amounts payable under this Section 8.1.1 for all prior quarters in any Annual Period over (y) the aggregate actual payments under this Section 8.1.1 and Section 8.2 solely with respect to Jewelry Products for all prior quarters in respect of such Annual Period.

8.2Percentage Royalty.  Except as specifically exempted, all sales of Licensed Products require the payment of percentage royalties (“Percentage Royalties”) equal to [***] of Net Sales. Percentage Royalties shall be payable quarterly in arrears on each April 30, July 30, October 30 and January 30 of each during the License Period; provided, however, that the last payment of Percentage Royalties with respect to sales during the License Period shall be made within 30 days after the end of the License Period.  Notwithstanding the foregoing, Percentage Royalties shall be payable only to the extent of the excess, if any, of (i) the aggregate Percentage Royalties payable for Watch Products and for Jewelry Products, as the case may be, for such quarter and all prior quarters in respect of such Annual Period over (ii) the aggregate amount of the Watch GMR or the Jewelry GMR payments, as the case may be, made to date under Section 8.1 in respect of such Annual Period plus the aggregate amount of payments under this Section 8.2 with respect to the applicable Products for all prior quarters in respect of such Annual Period. Payment of the Watch GMR and the Jewelry GMR shall not relieve Licensee of its obligation to make the Percentage Royalty payments with respect to the applicable Products, it being understood and agreed by Licensee that it is obligated each Annual Period to pay, with respect to Watch Products, the greater of (a) the Watch GMR and (b) the Percentage Royalty with respect to sales of Watch Products made during such Annual Period and, with respect to Jewelry Products, the greater of (x) the Jewelry GMR and (y) the Percentage Royalty with respect to sales of Jewelry Products made during such Annual Period.    All royalties shall accrue upon the sale of Licensed Products, regardless of the time of collection by Licensee. No Percentage Royalties shall be due on purchases of Licensed Products by TH Stores, TH Sites, Licensed Stores or Licensed Sites.

8.3Royalty Statements.  At the time when each Percentage Royalty payment is due, Licensee shall deliver to THL a royalty statement in a form provided by THL from time to time, signed by a duly authorized officer of Licensee and certified by such officer as complete and accurate, setting forth for each month during the immediately preceding calendar quarter, and for such calendar quarter in the aggregate, in the case of the statement for each calendar quarter ending December 31, for each Annual Period in the aggregate, all of the following information, separately for Watch Products and for Jewelry Products: (i) Gross Sales by product category in U.S. Dollars using the Exchange Rate; (ii) the amount of returns, allowance and discounts which properly may be deducted from Gross Wholesale Sales in calculating Net Wholesale Sales, as applicable; (iii) Net Sales by product category in U.S. Dollars using the Exchange Rate; (iv) Gross Sales and Net Sales by country in U.S. Dollars using the Exchange Rate, including separately Net Sales to THL,  Net Sales of Seconds, Net Sales to Off Price Accounts, total units of Seconds sold (only for each statement for the calendar quarter ending December 31) and total units sold to Off Price Accounts (only for each statement for the calendar quarter ending December 31); (v) Net Sales in North America by account in U.S. Dollars using the Exchange Rate; and (vi) a computation of the amount of Percentage Royalties due for each product category of the Licensed Products.  Licensee shall provide a complete list of customers to whom Licensed Products were shipped during the applicable reporting period. At least once annually, or more often at THL’s written request, Licensee shall also submit to THL a certification from its chief financial officer that its statements up through that date have been in compliance with the requirements of this Section 8.3.  Receipt or acceptance by THL of any statement furnished, or of any sums paid by Licensee, shall not preclude THL from questioning their correctness at any time.  On the other hand, reports submitted by Licensee shall be binding and conclusive on Licensee in the event of any termination of this Agreement based on a breach by Licensee arising out of any payment or report.

8.4Merchandise Coordinator Program. Licensee may use its own merchandise coordinators provided that Licensee establishes a contact person who shall work with THL’s representatives in respect of Licensee’s merchandise coordinators.  THL may review the performance of Licensee’s coordinators and, if THL reasonably determines that Licensee’s coordinators are not performing at a level consistent with industry standards, then THL shall so notify Licensee, specifying the inadequate performance in reasonable detail. Within 45 days after its receipt if such notice, Licensee shall remedy the inadequate performance.

8.5No Set-Off.  The obligation of Licensee to pay royalties hereunder is absolute notwithstanding any claim that Licensee may assert against THL.  Licensee shall not have the right to set-off, compensate or make any deduction from such royalty payments for any reason whatsoever.  In the event that Licensee fails to make any payments hereunder when due in breach of this Agreement, Licensee shall reimburse THL for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by THL in recovering the amounts owed.

ARTICLE IX. MANNER OF PAYMENT, INTEREST, BOOKS AND RECORDS, INSPECTION

9.1Manner of Payment. All payments required by Licensee hereunder shall be made by wire transfer of immediately available funds in US Dollars to the bank accounts designated by THL, as set forth in Exhibit H hereto, as follows: (i) [***] of such payments to THL and (ii) [***] of such payments to be made to THL’s Affiliate, Tommy Hilfiger Europe BV, which provides on-going global design and marketing oversight and direction for the benefit of Licensee to enhance the value of the Trademarks, in connection with the manufacture, distribution, and sale of products in the Territory.  All payments required by Licensee hereunder, unless otherwise instructed by THL, shall be made in U.S. Dollars.

9.2Interest on Late Payments. In addition to any other remedy available to THL, if any payment due under this Agreement is delayed for any reason, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid principal amounts from and after the date on which the same became due, at a per annum rate equal [***] the prime rate of interest in effect on the due date of the late payment as published by JP Morgan Chase Bank in New York, New York, U.S.A.

9.3Taxes. Licensee shall bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement (except taxes on THL’s income), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties and any other charges relating to or on any royalty payable by Licensee to THL.  Licensee shall obtain, at its own cost and expense, all licenses, reserve bank, commercial bank or other bank approvals, and any other documentation necessary for the importation of materials and the transmission of royalties and all other payments relevant to Licensee’s performance under this Agreement.  If any tax or withholding is imposed on royalties, Licensee shall obtain certified proof of the tax payment or withholding and immediately transmit it to THL within 30 days after Licensee pays such tax payment or withholding to the applicable taxing authority. If Licensee does not transmit proof of the withholding tax payment (or other tax payment) within such 30 day period, then the amount payable by Licensee shall be increased to provide to THL such amount as would be payable to THL in the absence of any such tax, charge, duty or impost.

9.4Books and Records.  Licensee shall, at its sole cost and expense, maintain complete and accurate books and records (specifically including, without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement at least three years after the date of such transaction.  THL shall have the right, upon ten days prior written notice to Licensee, during normal business hours, for the duration of this Agreement and for three years thereafter, to examine and copy said books and records and all other documents and materials in the possession of and under the control of Licensee with respect to the subject matter and terms of this Agreement that have not been previously examined hereunder.  The exercise by THL of any right to review at any time or times or the acceptance by THL of any statement or payment shall be without prejudice to any of THL’s rights or remedies and shall not bar THL from thereafter disputing the accuracy of any payment or statement and Licensee shall remain fully liable for any balance due under this Agreement.  Licensee shall assign style numbers to Licensed Products that are unique from numbers for any products other than the Licensed Products that Licensee may manufacture and/or sell.  The style number assigned to each Licensed Product shall be identical to the style number utilized to identify that Licensed Product in all of Licensee’s books and records.  All documents evidencing the sale of Licensed Products shall state the style number of each of such products.  Licensee may not use terms such as “assorted” or “irregular” without a style specification.  All sales of the Licensed Products shall be made on invoices that (a) (except for retail sales) contain sales only of the Licensed Products, (b) contain a statement that the invoice shall be paid only to an account owned by Licensee or its assignee, and (c) are recorded in a separate ledger account, or in lieu if the foregoing, via appropriate EDI communication.

9.5Underpayments.  If, upon any examination of Licensee’s books and records, THL shall discover any underpayment by Licensee, Licensee will make all payments required to be made to correct and eliminate such underpayment within 10 days after THL’s demand for such payment, which demand sets forth in reasonable detail all such alleged underpayments.  Licensee will reimburse THL for the reasonable costs of said examination within 10 days after THL’s demand if said examination reveals a royalty or advertising underpayment of [***] or more for any period. Any payment by Licensee hereunder shall not preclude Licensee from contesting the results of THL’s audit.

9.6Financial Statements.  Licensee shall provide to THL copies of its annual report on form 10-K and quarterly reports on form 10-Q as filed with the United States Securities and Exchange Commission within five days after the date such reports are filed, provided that such obligation shall be deemed satisfied so long as such reports are publicly available.

ARTICLE X. REPRESENTATIONS AND WARRANTIES

10.1Representations and Warranties of Licensee.  Licensee hereby represents warrants and covenants that:

(a)it has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

(b)it is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

(c)it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(d)all necessary acts have been effected by it to render this Agreement valid and binding upon it; and

(e)in its negotiations relative to this Agreement, it has not utilized the services of any finder, broker or agent, and it owes no commission or fees to any such person in relation hereto.  Licensee agrees to indemnify THL against, and hold it harmless from, any and all liabilities (including, without limitation, reasonable legal fees) to any person, firm or corporation claiming commissions or fees in connection with this Agreement or the transactions contemplated hereby as a result of an agreement with or services rendered to Licensee.

Representations and Warranties of THL

.  THL hereby represents, warrants and covenants that:

(a)it has the right, power and authority to execute and deliver this Agreement and to grant the rights provided hereunder to Licensee;

(b)it is a private company with limited liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation,

(c)all necessary company acts have been effected by it to render this Agreement valid and binding upon it;

(d)in its negotiations relative to this Agreement, it has not utilized the services of any finder, broker or agent, and it owes no commission or fees to any such person in relation hereto.

THL agrees to indemnify Licensee against, and hold it harmless from, any and all liabilities (including, without limitation, reasonable legal fees) to any person, firm or corporation claiming commissions or fees in connection with this Agreement or the transactions contemplated hereby as a result of an agreement with or services rendered to THL; and

(e)no other persons or entities have or shall have any right to sell or market Licensed Products in the Territory during the License Period, except as otherwise provided for herein.

ARTICLE XI. CONFIDENTIALITY AND HIRING OF EMPLOYEES

11.1Confidentiality.  Any and all information of any kind in any form acquired, devised or developed from either party, such party’s files or such party’s personnel, suppliers, subcontractors, or Third Party Manufacturers by the other, including but not limited to the terms of this Agreement, prints, designs, ideas, sketches and other materials or Trade Secrets, shall be deemed confidential and shall be maintained by each such party and its Affiliates and their respective employees, attorneys, accountants and bankers, in strict confidentiality.  The provisions of this Section 11.1 shall not apply to information that is (a) generally known to the public, (b) previously known to the recipient, or (c) properly received by the recipient outside the scope of this Agreement and from any third party not affiliated with the protected party and not under any duty to the protected party not to disclose such information.  Each party agrees not to disclose, in whole or in part, any confidential information of the other party to any third party, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other, and provided, (a) that each such person shall agree to be bound by the terms of this Agreement; (b) that confidential information shall be used by the party to whom disclosed, and such persons solely as provided hereunder; and that confidential information shall be revealed only to those officers, directors and employees of such party, respectively, on a need to know basis.  Licensee shall take all reasonable precautions to protect the secrecy of the materials, samples, and designs constituting confidential information prior to their commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing or adapted from any of said designs except under the Trademarks.  THL shall take all reasonable precautions to protect the secrecy of the original designs created by Licensee for Licensed Products prior to their advertisement, commercial distribution or the showing of samples for sale.  Neither THL nor Licensee may, at any time during the License Period disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the other.  The identity of Licensee’s manufacturers, subcontractors and suppliers shall be deemed Confidential Information and THL shall not directly contract with the same in connection with the manufacture of Licensed Products for a period of one year after the expiration or termination of this Agreement, without Licensee’s prior approval.

11.2Hiring of Employees.  [***].  Nothing herein shall prevent a party from (i) engaging in any general solicitations for employees or public advertising of employment opportunities not directed at employees of the other party or its Affiliates and hiring an employee or former employee of such other party or its Affiliates who it learns of through such general solicitations or public advertising; (ii) hiring any employee or former employee of such other party or its Affiliates that seeks employment without any inducement by the hiring party; or (iii) hiring any former employee of such other party or its Affiliates whose employment was involuntarily terminated by such other party.

ARTICLE XII. TRADEMARKS AND COPYRIGHTS

12.1Rights to the Trademarks. Licensee acknowledges the great value of the goodwill associated with the Trademarks, and acknowledges that the Trademarks and all the rights therein, and goodwill attached thereto, belong exclusively to THL.  Licensee shall not, during the Term or thereafter: (a) do, or otherwise suffer to be done, any act or thing that might, in any way, adversely affect the rights of THL in and to the Trademarks or that, directly or indirectly, may reduce the value of the Trademarks or detract from their reputation; (b) prosecute an application to register the Trademarks; (c) attack THL’s title or right in and to the Trademarks; (d) attack the validity of this license or the Trademarks; or (e) contest the fact that Licensee’s rights under this Agreement (i) are solely those of a manufacturer and distributor, and (ii) subject to the provisions of Article 14 hereof, cease upon expiration or termination of this Agreement.

12.2Protecting the Trademarks. Licensee shall cooperate fully and in good faith with THL for the purpose of securing, preserving and protecting THL’s rights in and to the Trademarks.  At the request of THL, Licensee shall execute and deliver to THL any and all customary documents and do all other acts and things that THL reasonably deems necessary or appropriate (at THL cost) to make fully effective or to implement the provisions of this Agreement relating to the ownership, use or registration of the Trademarks.  THL shall reimburse Licensee for Licensee’s reasonable out of pocket expenses incurred in providing the foregoing.

12.3Compliance with Notice and Other Requirements.  Licensee shall use the Trademarks strictly in compliance with all applicable legal requirements.  Whenever the Trademarks are used on any item of packaging or labeling or in any advertisement, they shall be followed, in the case of a registered trademark by the registration symbol, i.e., ® and in the case of all other trademarks by the symbol ™, or other appropriate symbols of similar import acceptable to THL or required by applicable law.  Upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall execute and deliver to THL any and all documents required by THL for terminating any and all registered user agreements and other documents regarding Licensee’s use of the Trademarks.

12.4Ownership of Copyrights.  Except as otherwise provided in Section 5.12, any copyrights created by or for Licensee in any sketch, design, print, package, label, tag or the like, designed and approved for use in connection with Licensed Products, are hereby assigned by Licensee to THL.  Licensee is granted a license to use the same during the Term and under the conditions set forth in this Agreement.  Licensee shall not, at any time, do, or otherwise suffer to be done, any act or thing that may adversely affect any rights of THL in such copyrights and shall, at THL’s request, do all things reasonably required by THL to preserve and protect said rights, including the placement of appropriate notices of copyright ownership. The license to use the copyrighted materials and the duties of the Licensee hereunder are essential terms of this Agreement.

12.5Infringement. Licensee shall promptly notify THL of any infringement or other misuse of the Trademarks that becomes known to it or the use by any person of any trademarks or trade names confusingly similar to the Trademarks that comes to its attention.  THL shall take such action as it deems advisable, and Licensee shall assist in such action at THL’s expense, as THL reasonably may request.  In no event, however, shall THL be required to take any action if it deems it inadvisable to do so, and Licensee shall have no right to take any action without the prior written consent of THL.  Any approved action taken by Licensee shall be at Licensee’s cost.   However, in the event of any infringement or other misuse of any of the Trademarks on items identical or similar to Licensed Products, THL shall take the measures it deems appropriate to protect the Trademarks and Licensee, at THL’s request, shall pay the reasonable costs incurred therefor.

12.6Counterfeit Protection. Licensee shall cooperate with THL as reasonably requested by THL in all efforts to prevent counterfeiting.  Licensed Products shall bear and use any counterfeit preventive system, devices or labels reasonably designated by THL.  At its option, THL may supply the system, devices or labels (provided that they are supplied on a timely basis), that Licensee shall use for which Licensee shall pay all reasonable out of pocket costs incurred by THL, in advance upon presentation to Licensee of appropriate documentation substantiating such costs.  In no event shall Licensee be required to pay costs hereunder in excess of [***] during any Annual Period.

12.7Use of Other Trademarks.  During the Term, neither Licensee, nor any Affiliate of Licensee, or company in which the controlling shareholders of Licensee are partners, or in which Licensee is a partner, may act as a licensee or distributor in the Territory of any watches or jewelry, under any name which is set forth on Exhibit I, or which may be reasonably added to Exhibit I by THL at the commencement of the Renewal License Period, if any, unless expressly consented to by THL in writing, or as a result of the acquisition by Licensee of substantially all of the assets of or the outstanding securities of or otherwise acquiring control of an entity which, other than as its primary function, acts as a distributor or licensee of products bearing such competitive names.  If such consent is given, unless prohibited by other agreements, Licensee shall provide THL with samples of any such competitive products it manufactures and distributes that do not bear the Trademarks.  (Licensee may act as a manufacturer only of such products, provided that Licensee is not the licensee or distributor thereof).  In all cases, the design and style of any such products or any of Licensee's private label products, shall be clearly distinguished from Licensed Products.  A breach of this clause shall constitute a violation of Licensee's obligation to use its best efforts to exploit this license.  Licensee shall maintain the design, merchandising, packaging, sales and display of all of Licensee's other products separate and distinct from Licensed Products.

12.8Use of Trademarks on Invoices, etc.  Licensee shall submit to THL for prior approval the proposed use of the Trademarks on invoices, business cards, order forms, stationery and related materials and in advertising in telephone and other directory listings.

12.9Monitoring.  Licensee shall actively monitor use of the Trademarks by third parties, including by its customers, and shall use its best efforts to see that such use does not impair the image or reputation of the Trademarks, provided, however, that Licensee shall have no obligation to impose any unlawful restrictions or to attempt to impose any unlawful restrictions on any third party.

ARTICLE XIII. INSOLVENCY

13.1Effect of Proceeding in Bankruptcy. If (a) either party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, and in the event a party is made a defendant in such proceeding, such proceeding is not dismissed within 60 days following its institution, or (b) either party is placed in receivership or makes an assignment for benefit of creditors, and such receivership is not removed within 60 days following appointment, the other party may elect to terminate this Agreement immediately by written notice to the other party without prejudice to any right or remedy the terminating party may have, including, but not limited to, damages for breach.

13.2Rights Personal.  The license and rights granted hereunder are personal to Licensee.  No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Trademarks if this Agreement is terminated pursuant to Section 13.1, except as may be required by law.

13.3Trustee in Bankruptcy.  Notwithstanding the provisions of Section 13.2 above, in the event that, pursuant to applicable bankruptcy law a trustee in bankruptcy, receiver or other comparable person, of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the applicable law, the trustee or Licensee, as the case may be, shall notify THL.  Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof.  The giving of such notice shall be deemed to constitute an offer to THL to have this license assigned to it or its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice.  THL may accept the aforesaid offer only by written notice given to the trustee or Licensee, as the case may be, within 15 days after THL’s receipt of the notice.  If THL fails to deliver such notice within the said 15 days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein.  Nothing contained herein shall be deemed to preclude or impair any rights that THL may have as a creditor in any bankruptcy proceeding.

13.4Effect of THL Bankruptcy. All rights and licenses granted by THL hereunder are and shall be deemed to be rights and licenses to “intellectual property,” as such term is used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”). Licensee shall have all rights, elections, and protections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement. Without limiting the generality of the foregoing, THL acknowledges and agrees that, if it or its estate becomes subject to any bankruptcy or similar proceeding, (a) subject to Licensee's rights of election under section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by THL’s rejection of this Agreement, and (b) Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments thereof which, if not already in Licensee's possession, shall be promptly delivered to Licensee or its designee, unless THL elects to and does in fact continue to perform all of its obligations hereunder.

ARTICLE XIV. EXPIRATION AND TERMINATION

14.1Other Rights Unaffected.  Expiration of the Term or termination of this Agreement shall not affect any obligation of either party to make payments to the other hereunder accruing prior to such expiration or termination or in respect to an antecedent breach of this Agreement, and shall not prejudice any other right of either party hereunder including, without limitation, damages for breach and each party agrees to reimburse the other for any reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such other party in enforcing its rights hereunder. Except as required by law, no assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee’s assets shall have the right to continue the performance of this Agreement.

14.2Immediate Right of Termination of the License.  If any of the following grounds for termination shall occur, THL may elect, by written notice to Licensee, to terminate this Agreement immediately:

(a)Licensee materially breaches Section 11.1 hereof;

(b)Licensee places, or participates in, any (i) advertising or promotional materials that have been disapproved by THL, provided THL has notified Licensee in writing of such disapproval; (ii) unapproved advertising or promotional materials that, in THL’s reasonable opinion, are likely to negatively affect the value of the Trademark or the reputation of the Trademark or THL;

(c)Licensee (i) sells Licensed Products to any customer that has been disapproved by THL, provided THL has notified Licensee in writing of such disapproval prior to such sale; (ii) makes sales in excess of the Off-Price Caps; (iii) sells [***] Licensed Products to any customer that has not been approved [***]; (iv) manufactures or sells Licensed Products that, in THL’s reasonable opinion, are not in substantial conformity with and at least equal in quality to samples of such Licensed Products approved by THL provided such Licensed Products, in THL’s reasonable opinion, are likely to negatively affect the value of the Trademark or the reputation of the Trademark or THL (“Materially Deficient Products”) or (v) fails to remove Materially Deficient Products from the marketplace as soon as reasonably practicable after receipt of THL’s notice thereof;

(d)Licensee exhibits, displays or distributes unapproved products that bear the Trademarks which action would reasonably be expected to adversely affect any of the image, prestige, value or ownership of the Trademarks, the Licensed Products or THL;

(e)Licensee intentionally misrepresents any financial data regarding its business under this Agreement or underpays royalties [***];

(f)Licensee institutes for its protection, or is made a defendant, in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or Licensee is placed in receivership or makes an assignment for benefit of creditors or is, or states that it is, unable to meet its debts in the regular course of business, provided, that in the case of any of the foregoing that is involuntary, such proceeding or status is not dismissed, stayed or terminated within 60 days after inception;

(g)Licensee uses the Trademark in an unauthorized or improper manner, including, without limitation, use of the Trademarks with another trademark or name in connection with the sale of Licensed Products, other than as a result of demonstrable inadvertence;

(h)Cessation by Licensee of, or the taking of steps by Licensee to cease, its business;

(i)Licensee fails to comply with Sections 16.1 or 16.3;

(j)[***]; or

(k)SPL is no longer a wholly-owned subsidiary of MGI.

14.3Termination With Notice and Right to Cure.

14.3.1By THL. If Licensee breaches any of its other obligations under this Agreement, THL shall have the right to terminate this Agreement upon notice to Licensee unless Licensee cures the breach within [***] days after its receipt of written notice of such breach (it being agreed that to cure a breach of Section 6.6 resulting from Licensee’s sale of Licensed Products to an unapproved customer Licensee shall recall all such Licensed Products in such unapproved customer’s possession and pay the fine imposed under Section 6.8 within such [***] day period). Notwithstanding the foregoing, Licensee’s failure to achieve the Watch Minimum Sales or the Jewelry Minimum Sales shall only give rise to a right of termination to the extent provided for in Section 6.5 hereof.

14.3.2[***]

14.4 Effect of Termination.

(a)Reversion of Rights.  All of the rights of Licensee under this Agreement shall terminate and immediately revert to THL.  Licensee, except as specified below, shall immediately discontinue use of the Trademarks, whether in connection with the sale, advertisement or manufacture of Licensed Products or otherwise, and shall not resume the use thereof or adopt any colorable imitation of the Trademarks or any of their components or designs incorporated therein or material parts thereof.

(b)Royalties.  All royalties on sales theretofore made shall become immediately due and payable, provided, however, if this Agreement expires naturally in accordance with its terms, Licensee shall have the right to continue to make royalty payments pursuant to Article 9 hereof.

(c)Return of Labels and Other Materials.  At THL’s option, Licensee shall (i) promptly destroy, or (ii) convey to THL (at a price equal to Licensee’s cost thereof) and free of all liens and encumbrances, all plates, engravings, silkscreens, computer tapes, computer disks, hard drives and all other computer files used by Licensee, molds, stitching patterns or the like used to make or reproduce the Trademarks in Licensee’s possession or control, and all items affixed with likenesses or reproductions of the Trademarks in Licensee’s possession or control whether Labels, bags, boxes, tags or otherwise.  Licensee shall deliver to THL, free of charge, all sketches, designs and the like in its possession or control.  THL shall have the option, exercisable upon notice to Licensee within 30 days after Termination, to negotiate the purchase of the Labels that were not supplied by THL.  If such negotiations do not result in the purchase of those Labels, Licensee shall destroy those Labels under the supervision of THL, and

Licensee shall deliver to THL a certificate of destruction signed by a senior financial executive of Licensee. Notwithstanding the foregoing, Licensee shall have the right to use the Labels during any disposal Period pursuant to Section 14.4(e).

(d)Pending Orders.  Except as otherwise provided below, Licensee shall be entitled for a period of [***] days after Termination, to consummate all sales of Licensed Products that were firm upon the date of Termination.

(e)Inventory/Right to Purchase.  Within 10 days of the expiration or termination of the Agreement, Licensee shall deliver to THL a complete schedule of Licensee’s inventory of Licensed Products (whether on hand or in transit) and of related work in progress (“Inventory”) as of the close of business on the date of such expiration or termination which shall reflect the Landed Cost of each Licensed Product.  THL shall have the option, exercisable by notice to Licensee, within 30 days after its receipt of such schedule, to purchase any or all of the Inventory at [***] (other than Inventory required to consummate sales of Licensed Products which were firm on the date of such expiration or termination).  Percentage Royalties shall not be payable with respect to the purchase of the Inventory by THL.  If THL sends such notice, THL may collect the Inventory it elects to purchase within 90 days after THL’s notice. THL will pay for the Inventory upon collection.  If THL does not send such notice, Licensee may dispose of its Inventory for a period of [***] days (the “Disposal Period”), subject to Sections 14.4 (f) and (g); provided, however, that such disposition shall continue to be subject to Licensee's obligations hereunder, including, without limitation, with respect to the payment of royalties and the approval of customers.  Licensee shall have the right, in connection with such disposal, to use the Labels during the Disposal Period. At the end of the Disposal Period, or if none, upon such termination, any Licensed Products remaining in Licensee’s possession or control shall, at the request of THL, be destroyed.  THL shall have the right at any time to conduct a physical inventory of the Licensed Products then in Licensee’s possession or control.

(f)Non-Conforming Products.  Under no circumstances shall Licensee be permitted to (i) sell Licensed Products that have not been approved in accordance with Section 6.3 above or are in any way non-conforming as to style or quality; or (ii) advertise or promote the Trademarks during the Disposal Period without THL’s prior approval. The sell-off of Licensed Products shall be subject to all of Licensee’s obligations hereunder, including, but not limited to, royalty payment obligations.

(g)No Right to Sell Off.  Notwithstanding the foregoing rights set forth in subsections (d) and (f) above, unless otherwise agreed to in writing by THL, there shall be no right to sell off in the event that the Agreement is terminated due to any breach of this Agreement by Licensee that, in THL’s reasonable opinion, is likely to negatively affect the value or reputation of the Trademarks.

(h)Remaining Products.  At the end of the Disposal Period, any Licensed Products remaining in Licensee’s possession shall be destroyed under the supervision of THL.

14.4.1Partial Termination.  Upon the termination of the License with respect to Watch Products or Jewelry Products or with respect to a specific jurisdiction, all of the rights of Licensee under this Agreement with respect to such category or jurisdiction, as the case may be, shall forthwith terminate and immediately revert to THL, all royalties on sales of the applicable Products or within the applicable jurisdiction shall become immediately due and payable, it being acknowledged that such partial termination of the License shall not affect any obligation of Licensee to make payments hereunder accruing prior to such termination; Licensee shall forthwith discontinue all use of the Trademarks on the affected category of Product, or all use of the Trademarks in the affected jurisdiction, as the case may be, except that Licensee may during the Disposal Period commencing as of the date of such termination and ending [***] days thereafter consummate all sales of the affected Products or within the affected jurisdiction which were firm on the date of such termination; provided, however, that any advertising used during the Disposal Period shall be subject to THL’s prior written approval and such disposition of the Licensed Products shall continue to be subject to Licensee’s obligations hereunder, including, but not limited to, payments to be made to THL.  Without limiting the generality of the foregoing, Licensee acknowledges that sales during the Disposal Period are on a non-exclusive basis.  Subsequent to the Disposal Period, Licensee shall no longer use the affected Trademark, any variation, imitation or simulation thereof, or any trademark similar thereto on the terminated category of Product, or in the affected jurisdiction, as the case may be.

14.4.2Continued Compliance with Warranty.  Notwithstanding the expiration or termination of this Agreement for any reason, Licensee will continue to comply with the terms of the product warranty supplied with Watch Products and will maintain operations and a supply of components to repair, replace or otherwise comply with the terms of such warranties, for a two year period following the date of such expiration or termination.

Survival. All terms of this Agreement shall govern the Disposal Period and all terms of this Agreement which by their nature are intended to survive the expiration or termination of this Agreement shall survive such expiration or termination, including, without limitation

:  Article XI and XV in their entireties, and Sections 6.11, 9.4, 12.1, 14.4 (including 14.4.1) and 17.15.  For the avoidance of doubt, the failure to identify a provision of this Agreement in the preceding sentence shall not be construed as evidence that the Parties intended such provision not survive termination or rescission of this Agreement.

14.5Freedom to License.  Starting [***] months prior to the scheduled expiration of this Agreement, or in the event of (i) the receipt of notice from the Licensee that it does not intend to renew the License Agreement in its entirety or with respect to a specific category of Product or jurisdiction; (ii) default by Licensee that THL reasonably believes could lead to a termination of the License in whole or in part; (iii) termination of the License in its entirety or with respect to a specific category of Product, or jurisdiction; or (iv) the receipt by THL of a notice from Licensee requesting the termination of the License in its entirety or with respect to a specific category of Product or jurisdiction, THL shall be free to use, or license to others the right to use, the Trademark in connection with the manufacture, sale, distribution and promotion of (x) all products in the Territory; (y) all products in the affected jurisdiction or (z) the affected category of product in the Territory, as the case may be; provided, however, that no shipments of Products under the Trademark produced by or on behalf of THL or pursuant to any such new license will be permitted prior to the termination or expiration of the License with respect to the applicable category of Product or jurisdiction.

14.6Compensation.  If THL terminates this Agreement pursuant to Section 14 or with respect to Watch Products or Jewelry Products pursuant to Sections 6.5.1, 6.5.2, 8.1.1 or 8.1.2, THL shall have the right to receive, and Licensee shall immediately pay to THL, as liquidated damages, solely with respect to Licensee's royalty obligations hereunder and not as a penalty, and without limiting THL’s other remedies available at law or pursuant to this Agreement for non-royalty obligations, a sum equal to [***].

The parties hereby agree that the payment set forth herein is reasonable in light of the anticipated or actual harm caused by Licensee’s breach, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy, but shall not cure any default and shall not preclude THL from enforcing the provisions of this Agreement by pursuing any action or remedy as allowed hereunder or by law, all of which shall be cumulative.

ARTICLE XV. INDEMNIFICATION AND INSURANCE

15.1Indemnification by Licensee.  Each Licensee does hereby jointly and severally indemnify and hold harmless THL and its respective Affiliates, including, without limitation, their current, future and former respective directors, officers, employees, agents, trustees, and representatives (each, an “Indemnified Party”) from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses), whether incurred in any action or proceeding between the parties hereto, or otherwise, which an Indemnified Party may incur or be obligated to pay in any action, claim or proceeding, for or by reason of any acts, whether of omission or commission, that may be committed by Licensee (which for purposes of this Section 9.1, includes its Affiliates) or any of their servants, agents or employees in connection with Licensee’s performance of this Agreement, including but not limited to:

(a)any alleged defect in any Licensed Product, regardless of whether the action is based upon negligence or strict liability, and regardless of whether the alleged negligence is characterized as “passive” or “active”;

(b)the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee;

(c)any violation of any warranty, representation or agreement made by Licensee pertaining to a Licensed Product; or

(d)the claim of any broker, finder or agent in connection with the making of this Agreement or any transactions contemplated by this Agreement; or

(e)the use of any secondary mark, slogans, phrases, logos or other indicia in connection with the Trademarks or the Licensed Products without the prior approval of THL’s legal and licensing departments.

THL shall give Licensee prompt written notice of any such claim or action and thereupon Licensee shall undertake and conduct the defense of any suit so brought; provided, however, that the failure to notify Licensee promptly shall not relieve Licensee of its obligation hereunder, except to the extent (if any) that Licensee is actually prejudiced thereby.  In the event an appropriate action is not taken by Licensee within 30 days of its receipt of notice from THL, THL shall have the right to defend such claim or action in its own name, but no settlement or compromise of any such claim or action may be made without the prior written consent of Licensee, such consent not to be unreasonably withheld or delayed.  In either case, THL and Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other and in all respects in connection with any such defense.  Such indemnification shall be deemed to apply solely to the amount of the judgment, if any, against THL and reasonable sums paid by THL in connection with its defense, and shall not apply to any consequential damages suffered by THL which are not included in the aforementioned judgment.  The provisions of this Section and Licensee’s obligations hereunder shall survive any termination of the License or recision of this Agreement.

15.2Notice of Suit or Claim.  Licensee shall promptly inform THL by written notice of any suit or claim against Licensee relating to Licensee’s performance under this Agreement, whether such suit or claim is for personal injury, involves alleged defects in the Licensed Products manufactured, sold or distributed hereunder, or otherwise.

15.3Indemnification by THL.  THL does hereby indemnify and hold harmless Licensee and its Affiliates, and their respective directors, shareholders, employees and agents from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees, costs and expenses) whether incurred in any action or proceeding between the parties hereto, or otherwise, which any of them may incur or for which it may become liable or compelled to pay in any action or claim alleging: (i) THL’s breach of any representation or warranty in Section 11.1; (ii) that Licensee’s use of the Trademarks in accordance with the terms of this Agreement violates the rights of a third party; (iii) that use in Licensed Products of a special design or special fabric submitted by THL and required by THL to be used by Licensee without any change thereto and used in accordance with the provisions hereof, violates the third-party ownership or other patent or other copyright of a third party; or (iv)  that any advertising or advertising materials created by THL and used in accordance with the provisions hereof and within any limitation to usage applicable thereto, violates the copyright of a third party, or limitation or usage rights as to any model depicted therein.  Licensee will promptly notify THL of any action or claim brought to its attention; provided, however, that the failure to promptly notify THL shall not relieve THL of its obligation hereunder, except to the extent (if any) that THL actually is prejudiced thereby.  If, however, there is a dispute between THL and Licensee as to whether the suit was brought as a result of Licensee’s failure to use the Trademarks in accordance with the terms of this Agreement, Licensee may be required to conduct such defense unless and until it is determined that no such misuse of the Trademarks occurred.  Subject to the preceding sentence, in the event an appropriate action is not taken by THL within 30 days of its receipt of notice from Licensee, Licensee shall have the right to defend such claim or action in its own name, but no settlement or compromise of any such claim or action may be made without the prior written approval of THL.  In either case, THL and Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other and in all respects in connection with any such defense.  Such indemnification shall be deemed to apply solely to the amount of the judgment, if any, against Licensee, and sums paid by Licensee in connection with its defense, and shall not apply to any consequential damages suffered by Licensee which are not included in the aforementioned judgment.  Such indemnification shall not apply to any damages sustained by Licensee by reason of such claimed infringement other than those specified above.  The provisions of this Section 9.3 and the obligations of THL set forth herein shall survive the expiration or other termination of this Agreement.

15.4Insurance.

15.4.1Requirement.  Without limiting Licensee’s liability pursuant to the indemnity provisions of this Agreement, Licensee shall maintain commercial general liability insurance (including umbrella insurance) in the amount of at least [***] (combined single limit per occurrence, and in the aggregate) with a broad form property damage liability endorsement.  This insurance shall include broad form blanket contractual liability, personal injury liability, advertising liability, products and completed operations liability.  Each coverage shall be written on an “occurrence” form.

15.4.2Theft and Destruction Coverage.  Licensee shall purchase insurance against theft and destruction of the Licensed Products which shall (i) be written on an “all risk” basis, including, without limitation, crime/employee dishonesty, flood and earthquake coverage; (ii) provide that Licensee shall be reimbursed for loss in an amount equal to the manufacturer’s selling price for the Products (either by a selling price endorsement or business interruption insurance); (iii) be in effect while goods are on premises owned, rented or controlled by Licensee and while in transit or storage; and (iv) include a brand and label clause stating that the insurer will pay the cost of removing THL’s name from damaged merchandise and relabeling goods.

15.4.3General Provision.  The insurance described in Section 15.4.1 shall include: (i) a cross-liability endorsement; (ii) an endorsement stating that THL shall receive at least 30 days’ written notice prior to cancellation or non-renewal of coverage; (iii) an endorsement naming THL and its Affiliates as additional insureds; (iv) an endorsement stating that the insurance required by this Agreement is primary and that any insurance purchased by THL shall only apply in excess of the insurance purchased by Licensee; and (v) a waiver of subrogation in favor of THL.

15.4.4Approved Carrier/Policy Changes.  All insurance shall be obtained from an insurance company rated by A.M. Best as [***] or better.  Licensee shall give at least 30 days’ prior written notice to THL of the cancellation or any modification of such insurance policy that would affect THL’s status or benefits thereunder.  This insurance may be obtained for THL by Licensee in conjunction with a policy which covers products other than the Licensed Products.

15.4.5Evidence of Coverage.  Not later than 20 days from the date hereof, Licensee shall furnish to THL certificates of insurance in form and substance reasonably satisfactory to THL evidencing the required insurance, and Licensee shall, upon THL’s request therefor, furnish to THL proof of the maintenance and renewal of the required insurance in the form of certificates.

15.4.6Territory.  The insurance set forth in this Section must cover the entire Territory.

ARTICLE XVI. COMPLIANCE WITH LAWS

16.1Compliance with Laws.  Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that THL may have approved such item or conduct.  Licensee may not conduct business that in any way relates to this License Agreement or authorize third parties to conduct such business with any entity or individual (i) who is a Prohibited Entity or Individual; (ii) that would otherwise cause a violation of United States law and regulations; or (iii) that is invested in the cotton sector in Uzbekistan or Turkmenistan or using cotton sourced from Uzbekistan or Turkmenistan.

16.2Equitable Relief.  The parties shall be entitled to seek equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

16.3Anti-Bribery/Anti-Corruption.  Without limiting the generality anything set forth in this Agreement, Licensee acknowledges that THL and PVH are global companies based in the United States that are subject to the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, and other local fraud and anti-corruption laws in the countries in which THL operates (collectively “Anti-Bribery Laws”).  Accordingly, in connection with this Agreement, Licensee agrees that it shall not engage in any conduct that would cause THL to violate any of the Anti-Bribery Laws, including authorizing, offering, promising or giving anything of value (including, without limitation, Licensed Products), directly or indirectly, to any Government Official (defined below) in order to obtain or retain business or otherwise secure an improper advantage.  “Government Officials” include (1) any officer or employee of any government agency or entity, including elected officials, (2) any candidate, employee or official of a political party, (3) any legislative, administrative or judicial official, (4) any employee of a public international organization, (5) any employee of an entity that the government owns or controls through investment, management, oversight or subsidies, that performs a government function (e.g., banking, health, public safety, or media services, tax administration, utilities), and (6) any person otherwise categorized as a government official under local law.  Examples of Government Officials include customs officials, government inspectors, tax auditors and employees of state-owned companies.  Licensee acknowledges it is aware of the penalties and legal consequences involved in participating in corrupt activities.  In addition, Licensee acknowledges that THL has a strict policy regarding ethics, and specifically with respect to payments and gifts to its associates.  Any offer to, and acceptance by, any of THL’s or its Affiliates’ associates of money, gifts, travel or entertainment or other consideration that is intended to or may be construed as an inducement to act (whether by commission or omission) in any manner is strictly prohibited.

ARTICLE XVII. MISCELLANEOUS

17.1Definitions.  Each of the following terms has the meaning ascribed thereto in the Section indicated below next to such term:

SectionSection

Defined TermDefined InDefined TermDefined In

2009 Agreement	Recital
Advertising Contribution	7.1.3
Advertising Expenditure	7.3
Affiliates	1.1
Agreement	Preamble
Annual Period	2.1
Anti-Bribery Laws	16.3
Approved Accounts	6.6
Calendar	5.1
Carryover Period	7.3
Close-Outs	6.6.2(c)
Disposal Period	14.4€
Distributor	1.5
E-Commerce	1.1.1
Effective Date	Preamble
Europe	3.1
Exchange Rate	6.5.3
Full Price Accounts	6.6.2(b)
Government Officials	16.3
Gross Wholesale Sales	6.4
Hour Time Site	1.1.1
Indemnified Party	15.1
Initial License Period	2.1
Inventory	14.4(e)
Jewelry GMR	8.1.2

Jewelry GMA	7.1.2
Jewelry Minimum Sales	6.5.2
Jewelry Products	6.5.2
Labels	5.8
Latin America	3.1
License	1.1
License Period	2.2
Licensed Products	Recital
Licensed Sites	3.1
Licensed Stores	3.1
Licensee	Preamble
Licensing Forecast	3.1
Materially Deficient Products	14.2(c)
MGI	Preamble
Movado Outlets	1.1
Net Sales	6.4
Net E-Commerce Sales	6.4
Net Wholesale Sales	6.4
Non-Conforming Products	6.4
Notice of Termination	8.4
Off-Price Accounts	6.6.2
Off-Price Caps	6.6.2
Pan Pacific	3.1
Penalty	6.8
Penalty Period	6.8
Penalty Royalty	6.6.3
Percentage Royalties	8.2
Person	11.4
Products	Recital
Program Sales	6.6.2
Prohibited Entity or Individual	5.15.1
Party(ies)	Preamble
PVH	Recital
Quality	5.2
Renewal License Period	2.2
Seasonal Collection	5.1
Seconds	6.6.2(a)
Seconds Cap	6.6.2
Shortfall	7.3
SPL	Preamble
Standards	5.14
Summary Report	7.2.2
Territory	Recital
TH Outlets	6.12.13
TH Sites	3.1
TH Stores	3.1
Third Party Licensee	1.1.3
Third-Party Manufacturing Agreement	5.15.4
THL	Preamble
Trademarks	Recital
Transfers	14.2(j)
Unapproved and Prohibited Sales	6.8
Watch GMR	8.1.1
Watch GMA	7.1.1
Watch Minimum Sales	6.5.1
Watch Products	6.5.1

17.2Notices.  Any notice, request for approval, or communication  required or arising out of or under this Agreement shall be effective only on the day after the notice, service or communication is sent by express mail or next business day courier service (e.g., FedEx Courier); or five days after the date of mailing by first class registered mail; provided, however, that notices/responses required under this Agreement in connection with approvals (e.g., as required under Article V), may be satisfied by an e-mail communication, which delivery shall be effective upon confirmation of receipt and acceptance of such notice/response, so long as such confirmation is not an automatic bounce back message received by the sender.  All notices shall be sent to the Parties at the addresses listed below or to such other persons and addresses as may be designated in writing by the Parties to each other.  The date a notice shall be deemed to be transmitted, sent by overnight air courier or mailed shall be the date at the notifying Party’s place of business at the time of transmission, sending or mailing provided that the notice is placed into the hands of the express company or USPS on such date and a receipt is issued therefor.

To THL:

All correspondence regarding royalty statements, financial statements, compliance documents, etc. should now be mailed to:

Tommy Hilfiger Licensing

1001 Frontier Road

Bridgewater, New Jersey 08807

All Other Notices to THL:TOMMY HILFIGER LICENSING, LLC

285 Madison Avenue

New York, NY 10017

Attn:  President, Licensing

Telephone: (212) 548-1341
Facsimile: (646) 304-2834

With a copy to:TOMMY HILFIGER U.S.A., INC.
285 Madison Avenue
New York, New York 10017
Attention:  Legal Department
Telephone: (212) 548-1605
Facsimile: (212) 292-9616

To LICENSEE:MOVADO GROUP, INC.

650 From Road, Ste. 375

Paramus, NJ 07652-3556

Attention: President – Tommy Hilfiger Watches

Telephone: (201) 267-8000

With a copy to:MOVADO GROUP, INC.

650 From Road, Ste. 375

Paramus, NJ 07652-3556

Attention: President –Licensed Brands

Attention: General Counsel

Facsimile: (201) 267-8050

17.3Assignment.  The license and all rights granted to Licensee hereunder are personal in nature, and neither Licensee nor any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or other entity (each, a “Person”) that “controls” Licensee (a “Controlling Entity”) shall Transfer this Agreement or its rights hereunder, or any part thereof, without the prior written consent of THL, which consent may be withheld in its sole and absolute discretion.  As used herein, “controls” means, with reference to a Person that is not a natural person, possessing, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through ownership of voting securities or through the power to appoint at least half of the members of the board of directors or similar body of such Person, by contract or otherwise.  For the avoidance of doubt, any direct or indirect parent of Licensee shall be deemed to control Licensee. Notwithstanding the foregoing, in the event of a proposed Transfer of the License to an Affiliate of Licensee, THL’s consent shall not be unreasonably withheld; it being acknowledged that THL would be acting reasonably to withhold consent to a Transfer of this License to an Affiliate of Licensee who is a competitor of THL or any of THL’s Affiliates; and provided, further, that with respect to an assignment to an Affiliate of Licensee to which THL has consented,  Licensee unconditionally guarantees the performance and obligations of such Affiliate under this Agreement.

17.4No Sublicense Agreement Without Consent.  Licensee is prohibited from granting any sublicenses under this Agreement with respect to Licensed Products under this Agreement, without the prior written consent of THL, which consent may be withheld by THL in its sole and absolute discretion.

17.5Assignment by THL.  THL shall have a complete and unrestricted right to Transfer its rights and interests in this Agreement to any domestic or foreign corporation or other business entity, providing that such transferee agrees to be bound by all of the terms hereof and is the holder of the Trademarks in the Territory.  THL shall give written notice to Licensee within 30 days of any such Transfer; provided, however, that the failure to give such notice shall not be deemed to be a breach of this Agreement.

17.6No Agency.  Neither party shall represent itself as the agent or legal representative of the other party or such other party’s Affiliates for any purpose whatsoever and shall have no right to create or assume any obligation of any kind, express or implied, for or on behalf of them in any way whatsoever.

17.7Suspension of Obligations.  If Licensee shall be prevented from performing any of its obligations because of governmental regulation or order, or by strike or war, declared or undeclared, or other calamities such as fire, earthquake, or similar acts of God, or because of other similar or dissimilar cause beyond the control of Licensee, Licensee’s obligations shall be suspended during the period of such conditions.  If such condition continues for a period of more than 60 days, THL shall have the right to terminate this Agreement.

17.8Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and, subject to Sections 17.3 and 17.5, their successors and assigns.

17.9Entire Agreement; Amendment.  This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, contracts, promises, representations and statements between them, if any, whether written or oral, with respect thereto, including, without limitation, the 2009 Agreement. This Agreement may not be amended or modified, except in a writing signed by both parties hereto.

17.10Non-Waiver.  The failure of either party to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, shall in no way operate as a waiver thereof, nor shall any single or partial exercise preclude any other right or option herein; and no waiver whatsoever shall be valid unless in writing, signed by the waiving party, and only to the extent herein set forth.  No waiver by either party of any breach hereof or default hereunder will constitute a continuing waiver of such provision or of any other provision of this Agreement.  Acceptance of payment by THL will not be deemed a waiver by THL of any violation of or default under any of the provisions of this Agreement by Licensee or an election of remedies as to which any and all rights (and all remedies) are expressly reserved and retained.

17.11Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not be affected or impaired in any other jurisdiction, nor shall the remaining provisions contained herein in any way be affected or impaired thereby.

17.12Headings.  The headings of the Articles and Sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.

17.13Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

17.14Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

17.15Jurisdiction.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America located in the City of New York, and, by execution and delivery of this Agreement, each party hereby accepts for itself and in respect to its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.  Each party hereby irrevocably and unconditionally waives any right to demand a jury trial and any claim for special, consequential or punitive damages and any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing or maintaining of any such action or proceeding in such respective jurisdictions.  Each party irrevocably and unconditionally consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the other party at its address for notices provided in Section 17.2, such service to become effective 30 days after such mailing.

17.16Construction.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TOMMY HILFIGER LICENSING LLC

Date: March 20, 2020	By:	/s/ Mark Fischer
	Name:	Mark Fischer
	Title:	Executive Vice President

MOVADO GROUP, INC.

Date: March 20, 2020	By:	/s/ Mitchell Sussis
	Name:	Mitchell Sussis
	Title:	Senior Vice President

SWISSAM PRODUCTS LIMITED

Date: March 20, 2020	By:	/s/ Mitchell Sussis
	Name:	Mitchell Sussis
	Title:	Director